SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
ARMSTRONG WORLD INDUSTRIES, INC.
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ARMSTRONG WORLD INDUSTRIES, INC. 2500 COLUMBIA AVE., LANCASTER, PA 17603 P.O. BOX 3001, LANCASTER, PA 17604 www.armstrongceilings.com May 1, 2023

2023 ANNUAL MEETING OF SHAREHOLDERS

ARMSTRONG WORLD INDUSTRIES, INC.

Dear Fellow Shareholders:

We look forward to your attendance virtually via the Internet or by proxy at the 2023 Armstrong World Industries, Inc. Annual Shareholders’ Meeting. We will hold the meeting at 11:00 a.m. Eastern Time on Thursday, June 15, 2023. To provide a consistent and convenient experience for all shareholders regardless of location, we are holding this Annual Shareholders’ Meeting in an entirely virtual format.

Our Board of Directors and our management team look forward to continuing our work to advance our strategic priorities, serve our customers, create value for our shareholders, cultivate and maintain an inclusive environment and culture, and, through our products and solutions, make a difference in the spaces where people live, work, learn, heal and play.

At the 2023 Annual Shareholders’ Meeting, we will vote on the election of directors, on the ratification of KPMG LLP as our independent registered public accounting firm, on a non-binding advisory basis on the compensation of our named executive officers, and on a non-binding advisory basis on the frequency with which shareholders will be presented with a non-binding proposal to approve the compensation of our named executed officers. Please refer to the proxy statement for detailed information on each of the matters to be acted on at the meeting virtually via the Internet.

Your vote is important, and we strongly urge you to cast your vote. For most items, including the election of directors, your shares will not be voted if you do not provide voting instructions via the Internet, by telephone, or by returning a proxy or voting instruction card. We encourage you to vote promptly, even if you plan to attend the meeting virtually via the internet.

On behalf of your Board of Directors, thank you for your continued support.

In closing, as I near my retirement from the Board of Directors, I would like to share my deepest appreciation for the collaboration and dedication I have experienced with both my fellow board members and the management team over the course of my tenure as Board Chair.

Very truly yours,

Larry S. McWilliams

Chair of the Board

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

Time and Date	11:00 a.m. Eastern Time on Thursday, June 15, 2023

Attendance	Online at www.virtualshareholdermeeting.com/AWI2023

Record Date	April 20, 2023

Agenda	Items of Business	Board Recommendation

	1. Elect as directors the eight (8) nominees named in the attached proxy statement	FOR EACH DIRECTOR NOMINEE

	2. Ratify the selection of KPMG LLP as our independent registered public accounting firm for 2023	FOR

	3. Approve, on an advisory basis, our executive compensation program	FOR

4.  Approve, on an advisory basis, the frequency with which shareholders will be presented with a non-binding proposal to approve the compensation of our named executive officers (every 1, 2, or 3 years)

ONE YEAR

How To Vote	• Please act as soon as possible to vote your shares, even if you plan to attend the annual meeting via the Internet.

• Your broker will not be able to vote your shares with respect to the election of directors unless you have given your broker specific instructions to do so. We strongly encourage you to vote.

• You may vote via the Internet, by telephone, or, if you have received a printed version of these proxy materials, by mail.

• See “ADDITIONAL MEETING INFORMATION” on page 68 of this proxy statement for further information.

Attending the Meeting via the Internet:

Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/AWI2023.

Shareholders may vote and submit questions while attending the meeting on the Internet.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING

TO BE HELD ON JUNE 15, 2023:

The Notice of Annual Meeting, this Proxy Statement and

the Company’s 2022 Annual Report are available at www.proxyvote.com.

PROXY STATEMENT

This proxy statement was prepared under the direction of our Board of Directors (“Board”) to solicit your proxy for use at the 2023 Armstrong World Industries, Inc. annual meeting of shareholders (the “Annual Meeting”). When we refer to “we,” “our,” “us,” “Armstrong” and the “Company” in this proxy statement, we are referring to Armstrong World Industries, Inc. This proxy statement and the related materials are first being distributed to shareholders on or about May 1, 2023.

At the 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”), which was held on June 16, 2022, our shareholders re-elected Victor D. Grizzle, Barbara L. Loughran, Larry S. McWilliams, James C. Melville, Wayne R. Shurts, Roy W. Templin and Cherryl T. Thomas to the Board and elected Richard D. Holder for the first time. On July 19, 2022, our Board expanded the Board from eight to nine members and appointed William H. Osborne as a new director. In February 2023, Mr. Templin was elected as Chair of the Board subject to, and effective immediately upon, his reelection as a director at the Annual Meeting.

ITEM 1 – ELECTION OF DIRECTORS

On the recommendation of the Nominating, Governance and Social Responsibility Committee (“Governance Committee”), our Board has nominated the eight persons listed below for election at the Annual Meeting. All nominees are current directors of the Company. Current Board member Larry S. McWilliams, who joined the Board in 2010, will be ending his Board service effective as of the conclusion of the Annual Meeting. Mr. McWilliams, who will serve as our Chair of the Board until the conclusion of the Annual Meeting, made valuable contributions to shaping our strategic priorities that have led to value creation for shareholders, and the Board thanks him for his many years of service. Mr. Templin will succeed Mr. McWilliams as Chair of the Board subject to, and effective immediately upon, his reelection as a director at the Annual Meeting. Effective as of the conclusion of the Annual Meeting, the size of the Board will be decreased from nine to eight members.

All nominees, with the exception of our President and Chief Executive Officer (“CEO”), Victor D. Grizzle, have been determined by the Board to be independent under the guidelines of the listing standards of the New York Stock Exchange (“NYSE”) and our Corporate Governance Principles. Each nominee’s term would, if elected, run from the date of such nominee’s election until the election at our next annual meeting of shareholders and qualification of such individual’s successor, or until earlier disqualification, resignation, removal, death or incapacity. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected.

The Governance Committee believes that aligning director qualifications, experience and skill sets with our business, strategy, risks and opportunities in addition to the functional responsibilities of the Board is necessary to maintaining a Board of Directors that remains capable of effectively performing its oversight and decision-making responsibilities on behalf of the Company and its shareholders in a dynamic environment. As part of its annual Board evaluation process, the Governance Committee solicits the view of the entire Board regarding Board composition and factors the responses received into its Board succession planning and refreshment process.

Our Board does not have term limits or a mandatory retirement age. The Board believes that instituting fixed limits on the tenure of directors could deprive the Company of important experience and knowledge. While Board refreshment is an important consideration in the assessment of the Board’s composition, the Board believes that the interests of the Company are best served by being able to take advantage of all available talent, and that the Board should not make determinations with regard to its membership solely on the basis of age and tenure. Performance concerns or changes in the skill sets or experience appropriate to meet the needs of the Company, the Board and its committees are addressed directly through the Board’s evaluation, succession planning and refreshment processes.

Our Board believes that a board of directors composed of individuals with diverse attributes and

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ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

backgrounds enhances the quality of our Board’s deliberations and decisions. Our Board has an expansive view of diversity, going beyond the traditional concepts of race, gender and national origin, and we seek to ensure that our Board is comprised of directors with diverse viewpoints, educational backgrounds and professional experience and expertise. Our Board recognizes that this diversity, coupled with strong personal and professional ethics, integrity and values, results in a board of directors that is well-qualified to guide the Company with good business judgment.

The Governance Committee expects each of the Company’s directors to have proven leadership qualities, sound judgment, integrity and a commitment to the success of the Company. In evaluating director candidates and considering incumbent directors for nomination to the Board, the Governance Committee evaluates a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments, and experience in light of the needs of the Company. For incumbent directors, the factors also include past performance on our Board and contributions to their respective committees. Our Board is also particularly interested in maintaining a mix of skills and qualifications that include the following:

Public Company CEO or COO within past 5 years

Senior Executive Leadership

Manufacturing, Supply Chain and Distribution Operations

Financial Literacy

International Experience
Finance and Capital Markets Transactions

Technology

Mergers & Acquisitions

Risk Management

Corporate Governance/Law

Additionally, the Governance Committee may also establish additional specific skills and qualifications when recruiting potential Board candidates based upon an assessment by the Board of the current and future needs of the Company, the Board or its committees as part of the Board’s refreshment and succession planning process.

Each director nominee’s biography in the pages that follow includes notable skills and qualifications that contributed to the individual’s selection as a nominee. Director skills and qualifications are also featured in the chart immediately following the biographies.

DIRECTOR NOMINEES

Composition of Board Nominees:

•	88% Independent

•	25% Women

•	38% Black
•	5.3 years average tenure

•	64.4 years average age

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE FOLLOWING NOMINEES:

Name	Age*	Director Since	Current Committee(s)†	Independent^

Victor D. Grizzle	61	2016	—

Richard D. Holder	60	2022	AC, FC, NGSRC‡	✓

Barbara L. Loughran	59	2019	AC‡, FC, NGSRC	✓

James C. Melville	71	2012	FC, MDCC	✓

William H. Osborne	63	2022	MDCC, NGSRC	✓

Wayne R. Shurts	63	2019	AC, MDCC‡	✓

Roy W. Templin	62	2016	AC, FC‡	✓

Cherryl T. Thomas	76	2016	MDCC, NGSRC	✓
*	As of March 31, 2023
†	Committees: AC (Audit); FC (Finance); MDCC (Management Development & Compensation); NGSRC (Nominating, Governance & Social Responsibility)
^	As defined in NYSE listing standards and our Corporate Governance Principles
‡	Denotes Chair of the Committee

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ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

Information concerning the nominees is provided below:

VICTOR D. GRIZZLE Director since: 2016 Age: 61

Mr. Grizzle was appointed as our President and Chief Executive Officer in March 2016. Previously, Mr. Grizzle served as Executive Vice President and Chief Executive Officer of Armstrong Building Products, a business unit of Armstrong, since January 2011. Prior to joining Armstrong, Mr. Grizzle served as Group President of Global Engineered Support Structures Coatings & Tubing and President of International Division for Omaha at Valmont Industries, Inc., an infrastructure and agricultural equipment manufacturer, since January 2006. Prior to Valmont, he served as President of the Commercial Power Division of EaglePicher Corporation, a manufacturing and resource extractive company. Before that, Mr. Grizzle spent 16 years at General Electric Corporation, where he served as an American business leader for General Electric’s Silicones Division. Mr. Grizzle also serves on the board of directors of Franklin Electric, a global leader in the production and marketing of systems and components for water and automotive fuels. As President and Chief Executive Officer of AWI, Mr. Grizzle provides our Board with significant insight regarding our operations, strategic planning and operational design. In addition, Mr. Grizzle brings to our Board broad leadership and business expertise, as well as comprehensive experience in global operations and manufacturing matters.

RICHARD D. HOLDER Director since: 2022 Age: 60 Independent

Mr. Holder currently serves as President and Chief Executive Officer of HZO, Inc., a provider of thin-film nanocoatings for electronics, a role that he has held since February 2021. Prior to HZO, he was President and Chief Executive Officer of NN, Inc., a publicly-traded diversified industrial manufacturing company, from June 2013 to September 2019. Prior to joining NN, Inc., Mr. Holder served in a progression of leadership roles at Eaton Corporation for more than a decade and has previous experience in the aerospace industry. He is also a veteran of the U.S. Marine Corps. Mr. Holder has served on the board of Enerpac Tool Group Corp., a publicly-traded premier industrial tools and services company since 2017, where he is a member of the Audit Committee, and also currently serves on several private company boards. Mr. Holder brings to our Board extensive operating, senior executive leadership and manufacturing experience, as well as valuable insights from his experience as a public company chief executive officer.

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ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

BARBARA L. LOUGHRAN Director since: 2019 Age: 59 Independent

Ms. Loughran served as a partner with PricewaterhouseCoopers LLP (PwC) from 1998 until her retirement in June 2018. Ms. Loughran has held various positions at PwC, including serving in its National Office from 2016 to 2018 and from 2000 to 2003, as Industrial Products Business Unit Leader of PwC’s New York Metro market from 2013 to 2015, and as Retail & Consumer Business Development Leader of PwC’s New York Metro market from 2010 to 2012. As a client service partner, Ms. Loughran led the global relationship and audit of numerous large, publicly-traded companies across a broad range of industries, and led the National Office effort on leveraging new and innovative technologies. Ms. Loughran also serves on the board of directors of Jacobs Solutions Inc., a publicly-traded engineering company, where she serves as chair of the Audit Committee and as a member of the ESG and Risk Committee. Ms. Loughran brings to our Board an extensive public accounting background, international experience, financial and capital markets expertise, and experience in mergers and acquisitions, risk management, and financial oversight and reporting.

JAMES C. MELVILLE Director since: 2012 Age: 71 Independent

Mr. Melville has been a member of the Minneapolis-based law firm of Kaplan, Strangis and Kaplan, P.A. since 1994. His practice focuses on corporate governance, negotiated merger and acquisition transactions, executive compensation, private equity, securities laws and finance. He represents public and private companies and their boards of directors, significant shareholders and private equity funds in a wide variety of industries and countries. Prior to joining Kaplan, Strangis and Kaplan, P.A., Mr. Melville practiced with Dorsey and Whitney in their Minneapolis and London, England offices. Mr. Melville is a member and has had held leadership positions on committees of the Business Law Section of the American Bar Association. Mr. Melville previously served as a member of our Board from September 2009 until July 2010 and also served on the board of directors of Armstrong Flooring Inc. Mr. Melville has also served on several non-public company boards and is active in numerous local and civic organizations and their boards. Mr. Melville is an associate member of the Council of Institutional Investors, a National Association of Corporate Directors (NACD) Board Leadership Fellow and is NACD Directorship Certified. Mr. Melville brings to our Board extensive knowledge and experience in corporate governance, executive compensation, corporate law, Environmental, Social, and Governance matters, and mergers and acquisitions, as well as international experience and financial acumen. He has also gained an intimate knowledge of the Company through his service on our Board.

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ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

WILLIAM H. OSBORNE Director since: 2022 Age: 63 Independent

Mr. Osborne served as Senior Vice President of Total Quality and Operations for Boeing Defense, Space & Security, one of The Boeing Company’s three business units from May 2020 until October 2022. He was part of Boeing’s Executive Council and became the chair of Boeing’s Manufacturing Operations Council. Boeing is the world’s largest aerospace company and leading manufacturer of commercial jetliners and defense systems. In his role, Mr. Osborne maintained oversight for Environment, Health & Safety and was responsible for Boeing’s factory operations. Previously, he was Boeing’s Senior Vice President, Enterprise Operations from May 2018 until April 2020. Before joining Boeing, Mr. Osborne served as Senior Vice President of Global Manufacturing and Quality at Navistar International Corporation, a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, from August 2013 to May 2018. He was also Senior Vice President of Custom Products at Navistar from May 2011 to August 2013. Before joining Navistar, he served as President and Chief Executive Officer of Federal Signal Corporation, a designer and manufacturer of a suite of products and integrated solutions for municipal, governmental, industrial and airport customers, from September 2008 to October 2010. Mr. Osborne began his career at Ford Motor Company. He currently serves on the board of directors of Quaker Houghton, a publicly traded global manufacturer of industrial process fluids and on the board of directors of Invitae Corporation, a publicly traded firm specializing in genetic testing. Mr. Osborne brings to our Board deep manufacturing, quality control, and executive leadership proficiencies, combined with valuable experience from his time as a public company chief executive officer and board member.

WAYNE R. SHURTS Director since: 2019 Age: 63 Independent

Mr. Shurts served as the Executive Vice President and Chief Technology Officer at Sysco Corporation, a publicly-traded global leader in food service distribution, from 2012 until February 2019. Prior to this, Mr. Shurts served as Executive Vice President and Chief Information Officer at SUPERVALU, a publicly traded U.S. grocery retailer and wholesaler, from 2010 to 2012, and Chief Information Officer at Cadbury PLC, a British multinational confectionary company, from 2008 to 2010. Prior to this, Mr. Shurts has held various roles at Nabisco, including in finance, sales, supply chain, marketing, and technology. Mr. Shurts served on the board of directors of Con-Way Incorporated in 2015 until its acquisition by XPO Logistics Inc., where he served as a technology expert and a member of its Audit Committee and Nominating and Governance Committee. Mr. Shurts also serves on the board of directors of Stater Bros. Markets, a privately held grocery retailer, where he serves on the audit committee. Mr. Shurts brings to our Board extensive technology experience as a former Chief Information Officer, and in applying technology to improve and successfully transform business processes.

AWI 2023 Proxy Statement	5

ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

ROY W. TEMPLIN Director since: 2016 Age: 62 Independent

Mr. Templin served as Chair of the Board of Directors of Con-Way Incorporated, a multinational freight transportation and logistics company, from January 2014 until its acquisition by XPO Logistics Inc. in 2015. He previously served as Executive Vice President and Chief Financial Officer of Whirlpool Corporation, a multinational manufacturer and marketer of home appliances, from 2004 to 2012, and as Vice President and Controller of Whirlpool Corporation from 2003 to 2004. Prior, he served as Vice President, Finance and Chief Accounting Officer of Kimball International, Inc. He also previously served on the Board of Trustees of the Goldman Sachs Mutual Funds from 2013 to 2022. Mr. Templin brings to our Board extensive experience as a senior executive, public company board member and executive of manufacturing industries, as well as experience in risk management, strategic planning, finance, and mergers and acquisitions.

CHERRYL T. THOMAS Director since: 2016 Age: 76 Independent

Ms. Thomas is the Chief Strategy Officer and Vice President of Ardmore Roderick, a Chicago-based civil engineering firm and, prior to The Roderick Group’s merger with Ardmore Associates, LLC, previously served as President and Chief Executive Officer of Ardmore Associates, LLC, where she was responsible for all financial, operational and management activities since 2003. Prior to founding Ardmore Associates, Ms. Thomas served as chair of the board of the United States Railroad Retirement Board from 1998 until 2003, and as commissioner of the department of buildings of the city of Chicago from 1989 until 1994. Ms. Thomas also serves on the board of directors of Wintrust Bank, a banking corporation, where she is a member of their credit and audit committees and on the board of directors of Spraying Systems Co., a privately held manufacturer of industrial spray nozzles, where she serves on the audit committee. Ms. Thomas serves on the boards of numerous local and civic organizations and foundations, including the Lyric Opera of Chicago (since 2007), the Chicago Zoological Society (since 2000), the Polk Bros Foundation (since 2009), the Brach Foundation (since 2015) and the Big Shoulders Foundation (since 2013). Ms. Thomas brings to our Board significant senior executive leadership experience, as well as relevant experience in manufacturing, distribution and risk management.

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ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

Skills and Qualifications of Board of Directors

Grizzle Holder Loughran Melville Osborne Shurts Templin Thomas Public Company CEO or COO (past 5 years) Senior Executive Leadership Manufacturing and Distribution Financial Literacy International Experience Finance and Capital Markets Transactions Technology M&A Risk Management Corporate Governance/Law

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ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

8	AWI 2023 Proxy Statement

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE PRINCIPLES AND OTHER CORPORATE GOVERNANCE DOCUMENTS

Our Corporate Governance Principles include guidelines regarding the responsibilities, duties, service and qualifications of our Board, the determination of a director’s independence and any conflict of interests, Board access to management and independent advisors, director compensation and stock ownership requirements, Board committees and other matters relating to corporate governance. Our Corporate Governance Principles are available on our website under “About Us” and then “Governance” or at https://www.armstrongceilings.com/corporate/governance.html. Also available on our website under “About Us” and then “Board Committees” are the charters of the Audit Committee, the Finance Committee, the Management Development and Compensation Committee (“Compensation Committee”), and the Governance Committee of the Board. The Armstrong Code of Business Conduct and the Armstrong Code of Ethics for Financial Professionals are available on our website under “About Us” and then “Codes and Policies.” Our website is not part of this proxy statement and references to our website address in this proxy statement are intended to be inactive textual references only.

DIRECTOR INDEPENDENCE

It is the policy of the Company that our Board consist of a majority of directors who are not employees and are independent under all applicable legal and regulatory requirements, including the independence requirements of the NYSE and the U.S. Securities and Exchange Commission (the “SEC”). For purposes of evaluating the independence of directors, in accordance with our Corporate Governance Principles, our Board will consider all relevant facts and circumstances from the standpoint of the director, and also from that of persons or organizations with which the director has affiliations. Consistent with our Corporate Governance Principles, to be considered “independent,” a director must meet qualifications established by the Governance Committee to assist in the determination, which qualifications either meet or exceed the independence requirements of the NYSE and the SEC. Each of our standing Board committees must be composed entirely of independent directors and comply with all applicable rules and requirements of the NYSE and the SEC.

Our Board has determined that all of our director-nominees, with the exception of Mr. Grizzle, our President and CEO, are independent under NYSE listing standards and our Corporate Governance Principles. In addition, our Board has further determined that each of the members of the Audit Committee, the Compensation Committee, the Finance Committee and the Governance Committee are independent within the meaning of the NYSE listing standards, any applicable minimum standards required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and enhanced standards required for membership on such committees by our Bylaws, namely that directors serving on such committees meet the independence criteria under both NYSE rules and Rule 10A-3(b)(1) under the Exchange Act.

BOARD’S ROLE IN RISK MANAGEMENT OVERSIGHT

Our Board oversees the Company’s management processes for assessing and managing risk, both as a full Board and through its committees, which meet regularly and report to the full Board. Management is charged with managing risk through robust internal policies and controls.

Enterprise Risk Management     The Company actively maintains an enterprise risk management program. Risk management is an integral part of the Company’s culture. Management’s role is to identify, mitigate, guide and review the efforts of our business units, consider whether the residual risks are acceptable, and approve plans to deal with serious risks. Our Board’s role in risk management is to review the performance and functioning of the Company’s overall risk management efforts and management’s establishment of appropriate systems for managing risk. Specifically, our Board reviews our:

•	identification of macro-, industry- and company-level developments and considerations in risk identification, assessment and mitigation;

•	processes to identify matters that create or reveal inappropriate risk to achieving our business plans;

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CORPORATE GOVERNANCE (CONTINUED)

•	processes to assess the likelihood and impact of such risks in order to prioritize them;

•	identification of major risks, how we define them, and our formulation of mitigation strategies;

•	identification of primary risk mitigation owners; and

•	monitoring of major risks and evolving risk landscape.

Pursuant to its charter, the Audit Committee has primary oversight responsibility with respect to the design of our enterprise risk management program, including for periodically reviewing the process, methodology, and tools used by management to identify, evaluate, organize, assess and mitigate significant risks.

Management regularly provides input and feedback on business segment risks during periodic business reviews and annual strategic planning discussions. Senior management regularly meets with designated risk mitigation owners to review and assess risk mitigation and control measures. In addition, senior management regularly reevaluates the appropriateness of risk assessments and priorities. This process includes identifying risks that could prevent achievement of business goals and strategic plans. Our internal audit team uses the resulting information as a basis for developing its annual audit plan.

Cybersecurity Risk    Our Board has overall responsibility for managing cybersecurity risk and receives regular updates on cybersecurity risk and mitigation protocols from our Chief Information Officer on at least a semi-annual basis. These updates include a review of our cybersecurity program and assessment framework, as well as periodic updates on our efforts regarding data loss prevention, regulatory compliance, data privacy measures, threat and vulnerability management, cyber-crisis management, employee training, and other related topics, as applicable.

Responsibilities of our Board and its Committees     In addition to audit and assurance reports provided by our internal audit team, our Board periodically reviews summary reports from senior management that assess the strategic, operational, infrastructure and external risks facing the Company. These reports generally utilize our Enterprise Risk Management framework to identify the likelihood and impact of such risks and identify appropriate mitigation strategies and efforts. Each

Board committee, consistent with its charter, reviews and evaluates risks associated with their respective areas of oversight responsibility, reports on those oversight activities to our Board, and assists our Board in its ongoing monitoring and review of those risks, including as described in “BOARD MEETINGS AND COMMITTEES” below.

BOARD OVERSIGHT OVER ENVIRONMENTAL, SOCIAL AND GOVERNANCE (“ESG”) MATTERS

Pursuant to its charter, our Governance Committee is responsible for oversight of our corporate social responsibility and environmental, social and governance (“ESG”) programs and practices, including its priorities, objectives, strategy and performance, and receives updates from management on ESG matters, including our sustainability program, at least quarterly. Various other Board committees assist the Governance Committee in fulfilling this responsibility by overseeing related risks in their areas of responsibility, including:

•	Compensation Committee Oversees initiatives relative to inclusion, diversity, and other social responsibility matters.

•	Audit Committee Oversees reporting, data validation processes, and disclosure procedures.

BOARD’S ROLE IN STRATEGIC PLANNING

Our Board oversees and advises on the Company’s overall strategy, and annually reviews the strategic priorities and initiatives of each business segment. In evaluating significant investments or capital allocation decisions, the Board generally considers the Company’s strategic plan and the potential impact on long-term shareholder value creation.

BOARD’S ROLE IN SUCCESSION PLANNING

Our Board is actively engaged and involved in talent management. Our Board reviews the Company’s “Organization Vitality” initiatives in support of its business strategy at least annually. This includes a detailed discussion of the Company’s leadership bench and succession plans with a focus on key positions at the senior officer level, including CEO. During 2022, our Board and the Compensation Committee met on several occasions in furtherance of these initiatives. In

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CORPORATE GOVERNANCE (CONTINUED)

addition, each committee of the Board regularly discusses the talent pipeline for specific critical roles. High potential leaders are given exposure and visibility to Board members through formal presentations and informal events. More broadly, our Compensation Committee and our Board are regularly updated on key talent indicators for the overall workforce, including diversity, recruiting and development programs.

BOARD LEADERSHIP STRUCTURE

Our Bylaws and Corporate Governance Principles provide our Board with the flexibility to determine what leadership structure works best for us, including whether the same individual should serve as both our Chair of the Board and our CEO. Since 2010, our Board has determined to split the positions of Chair of the Board and CEO. The split of these positions allows Mr. Grizzle, our President and CEO, to focus on managing the business, while Mr. McWilliams (who will be succeeded by Mr. Templin following the Annual Meeting, subject to his re-election as a director), as Chair of the Board, oversees our Board’s functions. Our Board will continue to evaluate its leadership and governance structure within the context of the specific needs of the business, current Board composition, and the best interests of the Company and our shareholders.

Responsibilities of the Chair of the Board include recruiting new Board members, overseeing the evaluation and compensation of the CEO, ensuring an appropriate succession plan, overseeing independent evaluation of risk, coordinating Board meeting schedules and agenda, chairing and leading the discussions at the Board meetings, and overseeing the annual performance evaluations of the Board, its committees and its individual members. The Chair ensures information provided by management to the Board is sufficient for the Board to fulfill its duties and communicates with other directors on key issues and concerns outside regularly scheduled meetings. The Chair is also responsible to ensure the effective functioning of Board committees through appropriate delegation to, and membership of, the committees. Finally, the Chair of the Board facilitates the independent oversight required by our Bylaws and Corporate Governance Principles, including by ensuring that the Board meets at regularly scheduled executive sessions, outside the presence of management. Our Chair presides at these sessions. In addition, each of the Board’s four standing committees regularly meet at similar executive sessions, at which the respective committee chairs preside.

COMMUNICATION WITH THE BOARD

Any person who wishes to communicate with the Board, nonemployee directors as a group, or individual directors, including the Chair of the Board, may direct a written communication to the attention of the Corporate Secretary at the Company’s corporate offices at 2500 Columbia Avenue, Lancaster, Pennsylvania 17603. The Corporate Secretary will forward these communications to the intended recipient director(s), as appropriate, depending on the facts and circumstances outlined in the communication. You may also send general messages to directors by email to directors@armstrongceilings.com. If you wish to send an email message to the Governance Committee, including a recommendation regarding a prospective director, please send the message to CorpGovernance@armstrongceilings.com. The Corporate Secretary will forward these messages, as appropriate.

SHAREHOLDER OUTREACH

The Company’s relationships with its shareholders and other stakeholders are a critical part of our corporate governance profile, and the Board recognizes the value of taking their views into account. Among other things, this engagement helps the Board and management to understand the larger context and impact of the Company’s operations, learn about expectations for our performance, assess emerging issues that may affect our business or other aspects of our operations, and shape policy.

We maintain a formal shareholder outreach program to obtain investor perspectives on key topics of interest, including corporate governance, executive compensation, sustainability and other matters. On an annual basis, we intend to continue to solicit feedback from institutional investors, including asset managers, pension funds and social responsibility investors.

Shareholder communications and inquiries are shared with Company management, and with the Chair of the Board and the Board Committees, as appropriate. In 2022, in response to certain communications or inquiries, members of Company management engaged in discussions with shareholders to discuss topics relating to sustainability, corporate governance and executive compensation.

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CORPORATE GOVERNANCE (CONTINUED)

BOARD MEETINGS AND COMMITTEES

The Board met eleven times during 2022, six of which were special meetings.

There are four standing committees of the Board: the Audit Committee, the Compensation Committee, the Finance Committee and the Governance Committee, each described below.

Each standing committee has a charter and consists solely of ‘independent’ or ‘outside’ directors who meet applicable independence standards required by the NYSE, the SEC, and under our Bylaws. Each committee reports to the Board regularly and evaluates the effectiveness of its performance annually. The membership of each committee is determined by the Board on the recommendation of the Governance Committee. The Company’s Corporate Governance Principles provide that (i) directors who are currently fully employed should not serve on more than two other public company boards, and (ii) other directors should not serve on more than four other public company boards.

All director nominees who served on the Board during 2022 participated in over 75% of the meetings of the Board during their tenure and over 75% of the meetings of the Committees on which they served. Board members are expected to attend annual meetings in person or virtually, via the Internet. All Board members except one director who was not nominated for re-election attended the annual meeting in 2022.

Audit Committee    The Audit Committee met five times during 2022. The members of the Audit Committee are Barbara L. Loughran (Chair), Richard D. Holder, Wayne R. Shurts, and Roy W. Templin. During 2022, Roy W. Templin served as the Audit Committee chair until June 2022, when he stepped down in favor of Ms. Loughran. Under its charter, the Audit Committee:

•

oversees (i) auditing and accounting matters, including the selection, supervision and compensation of the Company’s independent registered public accounting firm and other independent auditors, (ii) the scope of the annual audits, non-audit services performed by the

12	AWI 2023 Proxy Statement

CORPORATE GOVERNANCE (CONTINUED)

Company’s independent registered public accounting firm, and (iii) the Company’s accounting practices and internal accounting controls;

•	has sole authority to engage, retain and dismiss the independent registered public accounting firm;

•	reviews and discusses with management and our independent registered public accounting firm the annual audited financial statements and quarterly financial statements included in our SEC filings;

•	assists the Board in monitoring the integrity of the Company’s financial statements and the independent registered public accounting firm’s qualifications, independence and performance;

•	considers the integrity of and risks associated with overall financial reporting, legal compliance and disclosure processes; and

•	supervises and reviews the effectiveness of the Company’s internal audit and compliance functions, and compliance by the Company with applicable legal and regulatory requirements.

Each member of the Audit Committee meets the NYSE and SEC financial literacy requirements. The Board has determined that each of Ms. Loughran and Mr. Templin qualifies as an “Audit Committee Financial Expert” as defined pursuant to the Exchange Act. The Audit Committee regularly meets independently with the Company’s internal and independent auditors, with the leaders of the Company’s compliance function, and with management.

Finance Committee    The Finance Committee met four times during 2022, four of which were special meetings. The members of the Finance Committee are Roy W. Templin (Chair), Richard D. Holder, Barbara L. Loughran, and James C. Melville. Under its charter, the Finance Committee:

•	assists the Board in its oversight of the financial management of the Company, including material and strategic financial matters;
•	reviews the Company’s capital structure, including with respect to its debt and equity securities, financing arrangements and credit facilities;

•	reviews and considers the Company’s capital expenditures, dividend policy and other forms of distributions on the Company’s stock, and capital deployment strategies; and

•	reviews financial terms of certain proposed mergers, acquisitions, divestitures, strategic investments and joint ventures.

Management Development and Compensation Committee    The Compensation Committee met eight times during 2022, three of which were special meetings. The members of the Compensation Committee are Wayne R. Shurts (Chair), James C. Melville, William H. Osborne, and Cherryl T. Thomas. Under its charter, the Compensation Committee:

•	establishes our overall philosophy and policies governing compensation programs;

•	oversees the design of our executive compensation and benefit programs and employment practices;

•	administers and makes recommendations regarding our incentive and equity compensation plans;

•	reviews and approves corporate goals and individual objectives relevant to the compensation of the CEO and evaluates the CEO’s performance relative to those goals and objectives, and recommends CEO compensation to the independent directors based on the evaluation;

•	oversees the evaluation of the other executive officers and establishes their compensation levels;

•	reviews incentive compensation to confirm that such compensation does not encourage unnecessary risk-taking; and

•	monitors senior management succession planning.

AWI 2023 Proxy Statement	13

CORPORATE GOVERNANCE (CONTINUED)

Nominating, Governance and Social Responsibility Committee    The Governance Committee met seven times during 2022, two of which were special meetings. The members of the Governance Committee are Richard D. Holder (Chair), Barbara L. Loughran, William H. Osborne and Cherryl T. Thomas. During 2022, James C. Melville served as the Governance Committee chair until September 2022, when he stepped down in favor of Mr. Holder. Under its charter, the Governance Committee:

•	monitors the independence of nonemployee directors;

•	reviews and evaluates director candidates, including, without limitation, director candidates recommended by shareholders, in accordance with the Company’s Bylaws and the Corporate Governance Principles, and makes recommendations to the Board concerning nominees for election as Board members;

•	assists our Board in defining and assessing criteria and qualifications for the selection of candidates to serve on the Board;

•	recommends directors for appointment to Board committees;

•	makes recommendations to the Board regarding corporate governance matters;

•	reviews and makes recommendations to the Board regarding the compensation of nonemployee directors;

•	oversees the Company’s sustainability and corporate social responsibility programs, including reviewing and assessing related strategies, structures, policies, practices and performance;

•	reviews and approves all related party transactions involving directors, director nominees, executive officers or other required parties;

•	oversees the Company’s director education and orientation programs; and

•	coordinates an annual self-evaluation of the performance of the Board and each committee through assistance, as needed, from an independent, third-party advisor.

Other Committees    In addition to the four standing committees described above, members of the Board may meet on an ad hoc basis to discuss, review and, as appropriate, approve matters through other committees established by the Board.

These ad hoc committees report to the Board and may review subjects such as environmental matters, succession planning and crisis response.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee has ever been an officer or employee of the Company or its subsidiaries, or had any relationship with the Company that requires disclosure under applicable SEC regulations.

REVIEW OF RELATED PERSON TRANSACTIONS

For the fiscal year ended December 31, 2022, one transaction with related persons, as defined in Item 404 of the SEC’s Regulation S-K (“Item 404”) was approved. Alexander K. King, a Production Manager at Architectural Components Group, Inc., a wholly owned subsidiary of the Company, is the son of Ms. Dawn Kirchner-King, a Senior Vice President and our Chief Information Officer. For the year ended December 31, 2022, Mr. King received a base salary of $123,327.60, a cash bonus of $6,091.59 as part of the Company’s Annual Incentive Program, retirement contributions of $6,901.59, a cash payment of $20,000 in lieu of relocation benefits, and additional cash incentive compensation of $15,000. He also participates in the Company’s other benefit programs on the same basis as other employees at the same level.

We have written policies pertaining to related person transactions. Any related person transaction that may arise is required to be reviewed and approved by the Governance Committee, who must have no connection with the transaction. Related person transactions would include transactions by the Company or any subsidiary with any director, director nominee, executive officer, shareholders owning more than 5% of the Company’s outstanding common shares, per share par value $0.01 (“Common Stock”), or immediate family member of any of the foregoing, and transactions with businesses affiliated with any director or director nominee that meet the specifications in Item 404. The Chair of the Governance Committee has authority to approve transactions involving sums less than the disclosure threshold set in Item 404. The material details of any such matters are required to be disclosed to the Governance Committee at its next regular meeting.

14	AWI 2023 Proxy Statement

CORPORATE GOVERNANCE (CONTINUED)

POLICY ON MAJORITY VOTING IN THE ELECTION OF DIRECTORS

Our Board maintains a Policy on Majority Voting as one of our Corporate Governance Principles. The Policy provides that in an uncontested election of directors, any nominee who receives a greater number of votes “withheld” from the nominee’s election than votes “for” nominee’s election will, within 10 business days following the certification of the shareholder vote, tender written resignation to the Board. Such tendered resignation will be considered by the Governance Committee taking into account any factors or other information it considers appropriate and relevant and, within 60 days following the date of the shareholders’ meeting at which the election occurred, will make a recommendation to the Board concerning the acceptance or rejection of such resignation. The Board will take formal action on the Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. The Board will consider the information, factors and alternatives considered by the Governance Committee and such additional factors, information and alternatives as the Board deems relevant.

Following the Board’s decision on the Governance Committee’s recommendation, the Company, within four business days after such decision is made, will publicly disclose, in a current report on Form 8-K filed with the SEC, the Board’s decision, and, if applicable, the Board’s reasons for rejecting the tendered resignation. A director whose resignation is accepted by the Board may not be re-appointed to fill the vacancy created by such director’s resignation.

No director who is required to tender such director’s resignation shall participate in the Governance Committee’s deliberations or recommendation, or in the Board’s deliberations or determination, with respect to accepting or rejecting the resignation as a director. If a majority of the members of the Governance Committee are required to tender their resignations, then the independent directors who are not required to tender their resignations will appoint an ad hoc Board committee from amongst themselves, consisting of such number of independent directors as they may determine to be appropriate, solely for the purpose of considering and making a recommendation to the Board with respect to the tendered resignations. If such ad hoc committee would have been created but fewer than three directors would be eligible to serve on it, then the entire Board (other than the director whose resignation is being considered) will make the determination to accept or reject the tendered resignation without any recommendation from the Committee and without the creation of an ad hoc committee.

SHAREHOLDER-RECOMMENDED DIRECTOR CANDIDATES

The Governance Committee will consider director candidates nominated by shareholders. The procedures for recommending candidates are posted at https://www.armstrongceilings.com/en-us/about-us/board-committees.html. Shareholders who wish to suggest individuals for service on the Board are requested to review Article II, Section 4 of our Bylaws and supply the information required in (a) through (l) of that Section in a written request to the Corporate Secretary at the Company’s corporate offices at 2500 Columbia Avenue, Lancaster, Pennsylvania 17603.

When evaluating the candidacy of nominees proposed by shareholders, the Governance Committee may request additional information as it may consider reasonable to determine the proposed nominee’s qualifications to serve as a member of the Board.

AWI 2023 Proxy Statement	15

CORPORATE GOVERNANCE (CONTINUED)

16	AWI 2023 Proxy Statement

SUSTAINABILITY

Sustainability is an important part of our approach to doing business. We aim to continually improve the environmental sustainability of our products and operating processes, build a more diverse, equitable and inclusive workforce, and provide meaningful support for our communities.

Our sustainability program is organized around three functional “pillars”: People, Planet and Product. Each pillar encompasses specific 2030 goals and key performance targets.

Our program pillars are focused on these key priorities and objectives:

Healthy and Circular Products    We intend to create products and solutions from healthy, sustainably sourced materials by eliminating chemicals of concern through sustainable supply chains. We aim to design our products to be recycled, reused or repurposed and drive circularity in our operations, with customers, and throughout our value chain. We aim to make a positive contribution to spaces and the environment by decreasing our products’ carbon and water footprint, and by creating solutions that actively contribute to health and wellness.

Healthy Planet    We intend to reduce our greenhouse gas emissions and increase our reliance on renewable energy using climate-science based targets. We aim to eliminate waste through innovative manufacturing processes and by creating circular systems from order to delivery.

Thriving People and Communities    We intend to continue engaging in communities where we operate to contribute to the vibrant places to live and work by strengthening and supporting local programs and fostering impactful relationships. We aim to continue developing an inclusive culture and diverse workforce at all locations. We aim to continue to cultivate a culture that leads to safe, healthy, fulfilled employees.

2022 SUSTAINABILITY REPORT

In October 2022, we published our second Sustainability Report (“2022 Sustainability Report”), in which we discussed progress on our 2030 goals and targets for each of our pillars that included, among others, reduction of Scope 1 and Scope 2 greenhouse gas (GHG) emissions by 30% from their respective 2019 baselines, aligned with a well below 2 degree Celsius scenario as outlined by the Science Based Target initiative (“SBTi”). In conjunction with the publication of our 2022 Sustainability Report, we announced the approval of our 2030 greenhouse gas reduction targets by the SBTi.

We prepared our 2022 Sustainability Report using the frameworks of the Sustainability Accounting Standards Board (SASB) Building Products & Furnishings standards, the Global Reporting Initiative (GRI), and the Task Force on Climate-Related Financial Disclosures (TCFD).

GOVERNANCE, CORPORATE LEADERSHIP AND MANAGEMENT

The Governance Committee has responsibility for overseeing our corporate social responsibility and ESG programs and practices, including our sustainability program. Additional information regarding the Governance Committee’s oversight responsibilities and the involvement of other Committees of the Board can be found in the “BOARD OVERSIGHT OVER ESG MATTERS” Section on page 10.

Our sustainability program is led by a dedicated sustainability leader, Helen Sahi, Vice President of Sustainability. Reporting to Austin K. So, Senior Vice President, General Counsel, Secretary and Chief Compliance Officer, Ms. Sahi is responsible for designing and implementing action plans towards our enterprise-wide goals. Ms. Sahi is an experienced sustainability leader and has led similar initiatives for other publicly-traded manufacturers, integrating sustainability into the everyday fabric of company business and shaping sustainability vision and strategy.

Our Sustainability Council, comprising senior leaders from various functions within the organization, is responsible for embedding and implementing our sustainability goals and initiatives throughout the organization.

In support of these goals and initiatives, cross-functional employee pillar teams – for each of the People, Planet and Product pillars – help assess our current state and develop action plans and interim targets to enable us to achieve those goals.

AWI 2023 Proxy Statement	17

SUSTAINABILITY (CONTINUED)

THE ARMSTRONG WORLD INDUSTRIES FOUNDATION

We created the Armstrong World Industries Foundation as our philanthropic arm in 1985. Today, the Foundation’s strategy is primarily focused on making a positive difference in the lives of people where they live, work, learn, heal and play, through awarding grants to qualified charitable organizations that meet at least two of the following criteria:

•	Operate in communities where our employees live and work.

•	Dedicated to elevating the importance of healthy and sustainable spaces for people’s lives (for example, by renovating buildings to improve their spaces and, thereby, the quality of service they provide to the people they benefit).

•	Focus on those who are most in need, particularly under-served children (for example, through early childhood education programs).

Today, the Foundation’s mission is to support: (a) current and future employees and retirees through gift matching programs, hardship support, and emergency/disaster relief support; (b) communities in which we operate; and (c) the qualified charitable efforts of architects, designers, contractors and others in the building and construction community who are dedicated to elevating the importance of healthy and sustainable spaces for people’s lives.

Since its inception, the Foundation has awarded in excess of $50 million to qualifying 501(c)(3) organizations.

MORE INFORMATION

More information about our corporate and social responsibility programs, including the 2022 Sustainability Report, is available in the “Sustainability” section of our website at https://www.armstrongceilings.com. Our website, 2022 Sustainability Report and other information available on our website are not part of, nor are they incorporated by reference into, this proxy statement and references to our website address in this proxy statement are intended to be inactive textual references only.

Our Sustainability goals, key performance indicators, projects, plans, targets and expectations are aspirational and forward-looking. Statements of aspiration, future events or conditions are sometimes identified by the words “will,” “should,” “intend,” “expect,” “estimate,” “believe,” “could,” “project,” “target” or other similar words or expressions. By their nature, they are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. As such, no guarantees or assurances are made that they will be achieved or successfully executed. Additionally, the Sustainability data, statistics and metrics included herein, unless otherwise specifically indicated, are non-audited estimates, were not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), have not been externally assured, continue to evolve and may be based on assumptions believed to be reasonable at the time of preparation, but should not be considered guarantees. Except to the extent required by applicable law, we undertake no obligation to publicly update or revise any forward-looking Sustainability statement, whether as a result of new information, future events or otherwise.

18	AWI 2023 Proxy Statement

MANAGEMENT

EXECUTIVE OFFICERS

The following table sets forth information regarding individuals who serve as our executive officers as of April 1, 2023.

Name	Age	Present Position and Business Experience During the Last Five Years*

Victor D. Grizzle	61	Armstrong World Industries, Inc. President & CEO; Director since April 2016

Christopher P. Calzaretta	46	Armstrong World Industries, Inc. Senior Vice President, Chief Financial Officer since August 2022 Vice President, Finance (January 2018 to August 2022)

Mark A. Hershey	53

Armstrong World Industries, Inc.

Senior Vice President, Americas since January 2022

Senior Vice President, General Counsel and Business Development (January 2020 to January 2022)

Senior Vice President, General Counsel (July 2011 to January 2022)

Chief Compliance Officer (February 2012 to January 2022)

Secretary (April 2016 to January 2022)

Austin K. So	49

Armstrong World Industries, Inc.

Senior Vice President, General Counsel, Secretary and Chief Compliance Officer since February 2022

StoneMor Inc.

Senior Vice President, Chief Legal Officer & Secretary (July 2016 to February 2022)

James T. Burge	47	Armstrong World Industries, Inc. Vice President, Controller since April 2021 Americas Controller (December 2017 to April 2021)

Jill Crager	59

Armstrong World Industries, Inc.

Senior Vice President, Sales Operations since July 2022

Vice President, Digitalization (December 2019 to December 2022)

Vice President, National Accounts and Retail (November 2018 to December 2019)

Vice President, Customer Service & Sales Operations (August 2018 to November 2018)

Director, Customer & Sales Operations (April 2015 to July 2018)

Dawn Kirchner-King	54	Armstrong World Industries, Inc. Senior Vice President, Chief Information Officer since August 2022 Chief Information Officer (July 2015 to August 2022)

Monica Maheshwari	53

Armstrong World Industries, Inc.

Senior Vice President, Human Resources since March 2023

E.I. DuPont de Nemours and Company

Vice President, Human Resources Electronics & Imaging Business (March 2020 to February 2023)

Human Resources Director Electronics & Imaging Business (September 2017 to March 2020)

Director, Global Electronics & Communications (May 2015 to August 2017)

*	Information in parentheses regarding previously held positions indicates either the duration the Executive Officer held the position or the year in which service in the position began.

All executive officers are elected by the Board to serve in their respective capacities until their successors are elected or until their earlier resignation or removal by the Board.

AWI 2023 Proxy Statement	19

COMPENSATION OF DIRECTORS

In establishing compensation for our nonemployee directors, including the overall value of compensation and the mix of cash and equity, the Board analyzes competitive market data and any underlying director compensation trends generally, and compares our program to those of similarly sized companies in comparable industries. The Board is compensated through a combination of cash and equity annual retainers. Nonemployee directors receive more than half of their annual retainer in equity in order to align their compensation with the interests of shareholders. Directors do not receive meeting fees or perquisites. The Board believes that this level of compensation supports the Company’s ability to attract directors with suitable backgrounds and experiences. A director who is an officer or employee of the Company or its subsidiaries is not compensated for service on the Board or on any committee of the Board.

On an annual basis, the Governance Committee reviews the compensation program for nonemployee directors, including the 2016 Directors’ Stock Unit Plan, as amended (the “2016 Directors Stock Unit Plan”). The review includes an analysis of competitive market data and any underlying director compensation trends with assistance from an independent compensation consultant, as required.

The following table describes the elements of the compensation program for nonemployee directors in 2022:

Director Compensation Program

Element	Amount	Terms

Annual Retainer (Cash)	$90,000 $145,000 (Chair)	paid in quarterly installments, in arrears

Annual Retainer (Equity)	$125,000 $170,000 (Chair)

annual (or pro-rated) grant of Director RSUs

•   2016 Directors Stock Unit Plan

•   vest at one year anniversary or earlier change in control if serving on such date

•   pre-2011 grants (under prior plan) deliverable six months following end of service (except removal for cause)

•   2011 and later grants deliverable on date of end of service (except removal for cause)

•   one share per one unit upon delivery

•   no voting power until delivered

•   dividend equivalent rights

Committee Chair Fees*	$20,000 (AC; MDCC) $15,000 (FC; NGSRC)	paid in quarterly installments, in arrears

Special Assignment Fees	$2,500 per diem ($1,250 for less than four hours)	may be paid in connection with: • one-on-one meetings with the CEO • plant visits • other non-scheduled significant activities approved by the Chair
*	Committees: AC (Audit); FC (Finance); MDCC (Management Development & Development); NGSRC (Nominating, Governance & Social Responsibility)

20	AWI 2023 Proxy Statement

COMPENSATION OF DIRECTORS (CONTINUED)

Annual grants for the equity portion of the retainer are effective as of the first business day following the date of the Annual Meeting, and the amount of each grant is determined by the NYSE closing price of our shares of Common Stock on that date.

Director Compensation Table – 2022

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1) (c)	Option Awards ($)(2) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)(f)	All Other Compensation ($) (g)(4)	Total ($) (h)

Richard D. Holder(5)	48,750	125,000	—	—	—	—	173,750

Barbara L. Loughran	100,000	125,000	—	—	—	3,772	228,772

Larry S. McWilliams	142,500	170,000	—	—	—	31,960	344,460

James C. Melville	101,250	125,000	—	—	—	19,491	245,741

William H. Osborne(6)	45,000	125,000	—	—	—	—	170,000

Wayne R. Shurts	110,000	125,000	—	—	—	896	235,896

Roy W. Templin	107,500	125,000	—	—	—	896	233,396

Cherryl T. Thomas	90,000	125,000	—	—	—	10,543	225,543
(1)

Represents amounts that are in units of our shares of Common Stock. The amounts reported represent the aggregate grant date fair value for Director RSUs granted during the fiscal year, as calculated under the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. Under ASC Topic 718, the grant date fair value is calculated using the closing market price of our shares of Common Stock on the date of the grant. For the number of Director RSUs credited to each director’s account as of March 31, 2023, see SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS, pages 23 and 24.

(2)	Directors do not receive stock options as part of their compensation for service on our Board.
(3)	Under the 2016 Directors Stock Unit Plan, directors may elect to defer the equity compensation that they receive as part of their compensation for services on our Board.
(4)	Represents cash dividend equivalent on vested and unvested stock units.
(5)	Mr. Holder was elected to our Board in June 2022.
(6)	Mr. Osborne was elected to our Board in July 2022.

AWI 2023 Proxy Statement	21

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS

Certain Beneficial Owners

The following table sets forth information regarding persons or groups known to us to be beneficial owners of more than 5% of our outstanding shares of Common Stock as of March 31, 2023 or the most recent date of any applicable reports filed by such persons or groups prior to that date. Beneficial ownership is determined in accordance with applicable rules of the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Outstanding(1)

Capital International Investors 333 South Hope Street, 55th Fl Los Angeles, CA 90071	5,582,974(2)	12.4%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	4,202,345(3)	9.3%

The London Company 1800 Bayberry Court, Suite 301 Richmond, VA 23226	2,715,688(4)	6.0%

(1)	Based on 45,172,403 shares of the Company’s Common Stock outstanding as of March 31, 2023, as reported to the NYSE (62,949,072 shares reported, less 17,776,669 shares held in treasury).
(2)

On a Schedule 13G Amendment No. 4 filed with the SEC on February 13, 2023, Capital International Investors reported, as of December 31, 2022, that it had sole voting power with respect to 5,241,281 shares of Common Stock of the Company and sole dispositive power with respect to 5,582,974 shares of Common Stock of the Company.

(3)

On a Schedule 13G Amendment No. 8 filed with the SEC on February 9, 2023, the Vanguard Group reported, as of December 31, 2022, that it had shared voting power with respect to 18,216 shares of Common Stock of the Company, sole dispositive power with respect to 4,138,525 shares of Common Stock of the Company and shared dispositive power with respect to 63,820 shares of Common Stock of the Company.

(4)

On a Schedule 13G Amendment No. 3 filed with the SEC on February 14, 2023, The London Company reported, as of December 31, 2022, that it had sole voting power with respect to 2,715,688 shares of Common Stock of the Company, sole dispositive power with respect to 2,466,139 shares of Common Stock of the Company, and shared dispositive power with respect to 249,549 shares of Common Stock of the Company.

22	AWI 2023 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS (CONTINUED)

Management and Directors

The following table sets forth, as of March 31, 2023, the number of shares of Common Stock beneficially owned by all directors and nominees, the Company’s named executive officers (“NEOs”) as identified in the “COMPENSATION DISCUSSION AND ANALYSIS” section on page 32 and all directors and executive officers as a group in accordance with applicable SEC rules.

Name	Number of Common Shares Beneficially Owned	Number of Shares Subject to Options(1) Exercisable or Which Become Exercisable Within 60 Days	Total Number of Shares Beneficially Owned(2)	Restricted Stock Units(3) / Unvested Options	Total Common Shares Beneficially Owned Plus Restricted Stock Units and Unvested Options

Christopher P. Calzaretta	1,062	—	1,062	2,408	3,470

Victor D. Grizzle	332,435	22,914	355,349	25,744	381,093

Mark A. Hershey	38,218	—	38,218	7,504	45,722

Richard D. Holder	—	—	—	1,635	1,635

Barbara L. Loughran	—	—	—	5,156	5,156

Brian L. MacNeal(4)	53,337	3,740	57,077	—	57,077

Larry S. McWilliams	—	—	—	35,339	35,339

James C. Melville	4,229	—	4,229	21,755	25,984

William H. Osborne	—	—	—	1,429	1,429

Ellen R. Romano(5)	15,142	—	15,142	—	15,142

Wayne R. Shurts	3,532	—	3,532	1,635	5,167

Austin K. So	804	—	804	5,132	5,936

Roy W. Templin	12,193	—	12,193	1,635	13,828

Cherryl T. Thomas	—	—	—	12,306	12,306

Directors and Executive Officers as a group (18 persons)(6)	466,667	26,654	493,321	129,078	622,399

(1)	Directors do not receive stock option grants under the 2016 Directors Stock Unit Plan or as part of the compensation program for directors.
(2)

No individual director or executive officer beneficially owns 1% of the shares of Common Stock outstanding as of March 31, 2023. The directors and executive officers as a group beneficially own approximately 1% of the shares of Common Stock outstanding as of March 31, 2023.

(3)

Represents, in the case of NEOs, unvested time-based restricted stock units (“NEO RSUs”) granted to them under the 2006, 2011, and 2016 Long-Term Incentive Plan and under the Equity and Cash Incentive Plan adopted in 2022, as applicable, and, in the case of nonemployee directors, vested and unvested stock units (Director RSUs) granted to them as part of their annual retainer for Board service that are not acquirable by the director within 60 days of March 31, 2023 under the terms of the 2008 Directors Stock Unit Plan, as amended (the “2008 Directors Stock Unit Plan”) and the 2016 Directors Stock Unit Plan. See Directors Aggregate Ownership table below for further information. Neither the unvested NEO RSUs nor the Director RSUs have voting power.

(4)	Mr. MacNeal served as Chief Financial Officer until July 31, 2022.
(5)	Ms. Romano served as SVP, Human Resources until March 1, 2023.
(6)	Includes amounts for James T. Burge, Vice President, Controller, Jill A. Crager, SVP, Sales Operations, Dawn M. Kirchner-King, Chief Information Officer and Monica Maheshwari, SVP, Human Resources.

AWI 2023 Proxy Statement	23

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS (CONTINUED)

Directors – Aggregate Ownership

The table below sets forth, as of March 31, 2023, additional detail as to each nonemployee director’s ownership and rights to ownership in the Company’s equity.

Name	Common Shares	Vested Restricted Stock Units(1)	Unvested Restricted Stock Units(2)	Total Equity	Total Value(3)

Richard D. Holder	—	—	1,635	1,635	$116,477

Barbara L. Loughran	—	3,521	1,635	5,156	$367,313

Larry S. McWilliams	—	33,111	2,228	35,339	$2,517,550

James C. Melville	4,229	20,120	1,635	25,984	$1,851,100

William H. Osborne	—	—	1,429	1,429	$101,802

Wayne R. Shurts	3,532	—	1,635	5,167	$368,097

Roy W. Templin	12,193	—	1,635	13,828	$985,107

Cherryl T. Thomas	—	10,671	1,635	12,306	$876,679

Total	19,954	67,423	13,467	100,844	$7,184,127

(1)

Under the terms of the 2008 Directors Stock Unit Plan, the Director RSUs granted to each director as part of his retainer for Board service are not acquirable by the director until (i) for those Director RSUs granted prior to June 2011, the earlier of the six-month anniversary of the director’s separation from the Board for any reason other than a removal for cause or the date of a Change in Control Event (as defined in the 2008 Directors Stock Unit Plan); or (ii) for those Director RSUs granted during and after June 2011, on the date of the director’s separation from the Board for any reason other than a removal for cause or the date of a Change in Control Event (as defined in the 2008 Directors Stock Unit Plan). Under the terms of the 2016 Directors Stock Unit Plan, the vested units will be acquirable by the director, at the election of the director: (i) at the vesting of the units at the one-year anniversary of the grant or (ii) at the time of the director’s termination of service.

(2)

Under the terms of the 2016 Directors Stock Unit Plan, the Director RSUs granted to each director as part of his retainer for Board Service shall vest (contingent upon the director’s continued service as of such date) on the earlier of (i) the one-year anniversary of the grant; (ii) the death or total and permanent disability of the director; or (iii) the date of any Change in Control Event (as defined in the Plan). A portion of the Director RSUs listed in this column will vest on June 17, 2023 (1,406 shares for Messrs. Holder, Melville, Shurts and Templin and Mmes. Loughran and Thomas). The Chair will receive 1,942 shares. The remaining portion of the Director RSUs listed in this column will vest on July 28, 2023 (229 shares for Messrs. Holder, Melville, Shurts and Templin and Mmes. Loughran and Thomas). The Chair will receive 286 shares. Mr. Osborne will receive 1,429 shares as a 2022 newly appointed director. Amount excludes $1,208 in accrued dividends (non-interest bearing) for all directors except for the Chair and Mr. Osborne. Amount excludes $1,646 in accrued dividends (non-interest bearing) for the Chair. Amount excludes $1,056 in accrued dividends (non-interest bearing) for Mr. Osborne.

(3)

Represents an amount equal to the sum of the number of shares of Common Stock beneficially owned, plus the number of vested and unvested Director RSUs held, as applicable, multiplied by $71.24, which was the closing price of the shares of Common Stock of the Company on the NYSE on March 31, 2023.

24	AWI 2023 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS (CONTINUED)

Stock Ownership Guidelines

In accordance with our Corporate Governance Principles, each nonemployee director must acquire as reasonably promptly as practicable following such director’s appointment as a director (taking into account, among other things, the applicable director’s individual financial and other circumstances and the then-current price of our securities) and then hold until six months following the end of such director’s service, shares of Common Stock equal in value to three times the director’s annual cash retainer fee at the time such director joined the Board. Once the share ownership requirement is reached by a director, any later fluctuation in stock price is disregarded and no additional stock acquisition is required by such director. This requirement is waived as to directors designated by shareholders who, while not holding shares individually, nevertheless have an equity interest in Common Stock of the Company by virtue of being a designee of the shareholder. All of the current directors have achieved this ownership requirement except for Richard Holder and William Osborne, both of whom joined our Board during 2022. For further details in stock ownership by nonemployee directors, see pages 23 and 24 of this proxy statement. As an officer of the Company, Mr. Grizzle is not subject to the stock ownership guidelines for nonemployee directors.

AWI 2023 Proxy Statement	25

ITEM 2 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected KPMG LLP to audit our consolidated financial statements and our internal control over financial reporting for 2023. In accordance with past practice, this selection will be presented to the shareholders for ratification at the Annual Meeting; however, consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority in respect of the selection of our independent registered public accounting firm. The Audit Committee may reconsider its selection if the appointment is not ratified by the shareholders.

A representative of KPMG LLP will be in attendance at the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement at the meeting, if he or she desires to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

26	AWI 2023 Proxy Statement

AUDIT COMMITTEE REPORT

The Audit Committee engaged KPMG LLP as the Company’s independent registered public accounting firm for 2023. In making this selection, the Audit Committee considered KPMG LLP’s qualifications, discussed with KPMG LLP its independence, and reviewed the audit and non-audit services provided by KPMG LLP to the Company.

Management of the Company has primary responsibility for preparing the Company’s financial statements and establishing effective internal control over financial reporting. KPMG LLP is responsible for auditing those financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States and on the effectiveness of the Company’s internal control over financial reporting based on the criteria established in 2013 by the Committee of Sponsoring Organizations of the Treadway Commission. Accordingly, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal 2022 with the Company’s management. The Audit Committee reviewed and discussed with management the critical accounting policies applied by the Company in the preparation of those financial statements. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board, and had the opportunity to ask KPMG LLP questions relating to such matters. The discussions included the quality, and not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments, and the clarity of disclosures in the financial statements.

The Audit Committee regularly considers the independence, qualifications and performance of KPMG LLP. Such consideration includes reviewing the written disclosures and the letter received from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and discussing with KPMG LLP their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. The Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders and have recommended that shareholders ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year 2023.

Submitted by the Audit Committee Barbara L. Loughran (Chair) Richard D. Holder Wayne R. Shurts Roy W. Templin

AWI 2023 Proxy Statement	27

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual consolidated financial statements for 2022 and 2021, as well as fees billed for other services rendered by KPMG LLP. All fees in 2022 and 2021 were pre-approved by the Audit Committee.

(amounts in thousands)	2022	2021

Audit Fees(1)	$3,665	$3,075

Audit Related Fees(2)	4	106

Audit and Audit Related Fees Subtotal	3,669	3,181

Tax Fees(3)	510	516

All Other Fees(4)	11	—

Total Fees	$4,190	$3,697

(1)

For both years audit fees are for services rendered in connection with the integrated audit of Armstrong’s consolidated financial statements as of and for the year then ended, for which a portion of billings occurred in the following years. For both years, audit fees were also incurred for reviews of consolidated financial statements included in the Company’s quarterly reports on Form 10-Q and consents in connection with registration statements.

(2)	For 2021, audit-related fees consisted primarily of fees for audits of financial statements of certain employee benefit plans and accounting consultations for proposed transactions.

(3)	Tax fees were primarily for tax compliance, tax planning, technical assistance, and consulting on both domestic and international matters.

(4)	Fees that do not fall within the categories set forth above. Fees for 2022 are for participation in executive education programs.

The Audit Committee has considered whether the provision by KPMG LLP of the non-audit services described above was allowed under Rule 2-01(c)(4) of Regulation S-X and was compatible with maintaining auditor independence, and has concluded that KPMG LLP was and is independent of the Company in all respects.

Audit Committee Pre-Approval Policy

The Audit Committee adheres to a policy that requires the Audit Committee’s prior approval of any audit, audit-related and non-audit services provided by the firm that serves as our independent registered public accounting firm. Pursuant to this policy, management cannot engage the firm for any services without the Audit Committee’s pre-approval. The Audit Committee delegates to the Audit Committee Chair the authority to pre-approve non-audit services for purposes of handling immediate needs, with a report to the full Audit Committee of such approvals at its next meeting. The policy complies with Section 10A(i) of the Exchange Act.

Evaluation of Independent Auditors; Auditor Tenure

The Audit Committee is directly responsible for the selection, appointment, compensation, evaluation and, where appropriate, replacement of our independent registered public accounting firm. To execute this responsibility, the Audit Committee engages in a comprehensive annual evaluation of our independent registered public accounting firm’s qualifications, performance and independence. Further, the Audit Committee evaluates whether the independent registered public accounting firm should be rotated, and considers the advisability and potential impact of selecting a different independent registered public accounting firm. Factors considered by the Audit Committee when retaining its independent auditors include:

•	the firm’s technical expertise;

•	the firm’s knowledge of the Company’s business and industry;

28	AWI 2023 Proxy Statement

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (CONTINUED)

•	the firm’s reputation;

•

review of the annual report required to be delivered by the firm regarding the firm’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues;

•	the firm’s geographic footprint compared to our business; and

•	our evaluation of the quality of communications and engagement with the firm.

KPMG LLP has more than 90 years of experience with Armstrong. We believe this long tenure is advantageous because KPMG LLP has gained institutional knowledge of and deep expertise regarding Armstrong’s operations and businesses, accounting policies and practices, and personnel and internal control over financial reporting. We believe KPMG LLP’s aggregate fees are competitive with their peers because of KPMG LLP’s familiarity with our business. There would be additional fees required in changing audit firms.

Regular Rotation of Primary Engagement Partner

In accordance with applicable rules on partner rotation, KPMG LLP’s lead partner for our audit will be changed for 2024. The Audit Committee is involved in considering the selection of KPMG LLP’s primary engagement partner when there is a rotation, which is typically every five years.

AWI 2023 Proxy Statement	29

ITEM 3 – ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Company is seeking your advisory vote on our executive compensation program. The Company asks that you support the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying tables contained in this proxy statement. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. This item, which is provided pursuant to Section 14A of the Exchange Act, is commonly referred to as a “say-on-pay” resolution.

The Company has in the past sought approval from shareholders regarding the incentive plans that we use to motivate, retain, and reward our executives. Those incentive plans, including the 2016 Long-Term Incentive Plan and the Equity and Cash Incentive Plan adopted in 2022, make up a majority of the pay that the Company provides to our executives. Over the years, the Company has made a number of changes to its disclosures concerning executive compensation, as well as to its executive compensation programs, in response to shareholder input, including a number of enhancements mentioned in this proxy statement.

Our executive compensation program has played a material role in our ability to drive strong financial results and attract and retain a highly experienced, successful team to manage our company.

We believe that our executive compensation program is structured appropriately to support our company and our business objectives.

Our Compensation Committee has developed and maintained a compensation program that is intended to: align executive interests with shareholders’ interest; link pay and performance by placing a significant portion of compensation “at risk” based on performance against pre-established goals; and provide a competitive level of compensation globally to enable access to high-quality executives in a competitive way.

As reflected in the total shareholder return components of our new program, if the value we deliver to our shareholders increases, so does the compensation we deliver to our executives.

We maintain strong corporate governance over our executive pay programs. We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity, so that we may ensure that our compensation programs are within the norm of a range of market practices.

Our Compensation Committee, our Chief Executive Officer, and our head of Human Resources engage in a talent review process annually to address succession and executive development for our CEO and other key executives.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE COMPANY’S COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES CONTAINED IN THIS PROXY STATEMENT.

30	AWI 2023 Proxy Statement

ITEM 4 – ADVISORY APPROVAL OF FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION

The Company is seeking your advisory vote on the frequency of future shareholder advisory votes on our executive compensation program. In particular, we are asking whether the advisory vote should occur every year, every two years or every three years. The Company asks that you support a frequency period of every year (an annual vote) for future non-binding shareholder votes on compensation of our named executive officers. This item, which is provided pursuant to Section 14A of the Exchange Act, is commonly referred to as a “say-on-frequency” resolution.

A shareholder advisory vote on executive compensation is important to the Company. We appreciate the past approval of our incentive pay programs by our shareholders, which have historically occurred annually. We believe that this approach serves both our company and our shareholders well, ensuring a direct alignment between executive compensation and financial performance results. Setting a one year period for holding this shareholder vote will enhance shareholder communication by providing a clear, simple means for the Company to obtain information on investor sentiment about our executive compensation philosophy. We also believe that an advisory vote every year will be the most effective timeframe for the Company to respond to shareholders’ feedback and provide the Company with sufficient time to engage with shareholders to understand and respond to the vote results.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR A FREQUENCY OF “ONE-YEAR” FOR FUTURE NON-BINDING SHAREHOLDER VOTES ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

AWI 2023 Proxy Statement	31

COMPENSATION DISCUSSION AND ANALYSIS

In this compensation discussion and analysis (“CD&A”) section, we review the objectives and elements of our executive compensation philosophy, as well as the Company’s performance and compensation decisions in 2022 relating to our named executive officers (“NEOs”) who are:

Victor D. Grizzle President and CEO

Christopher P. Calzaretta Senior Vice President and CFO(1)

Mark A. Hershey Senior Vice President, Americas(2)

Austin K. So Senior Vice President, General Counsel, Secretary and Chief Compliance Officer(3)

Ellen R. Romano Senior Vice President, Human Resources(4)

Brian L. MacNeal Senior Vice President and CFO(1)

(1)	In connection with the retirement of Mr. MacNeal as of September 1, 2022, Mr. Calzaretta was appointed as Senior Vice President and Chief Financial Officer, effective August 1, 2022.

(2)

Mr. Hershey was appointed as Senior Vice President, Americas, effective January 1, 2022. Mr. Hershey previously served in a variety of roles at the Company since July 2011, most recently as our Senior Vice President, General Counsel and Business Development.

(3)	Mr. So joined the Company on February 1, 2022.

(4)	As previously announced Ms. Romano retired from the Company on April 1, 2023.

FISCAL 2022 COMPANY PERFORMANCE

Business Overview

We are a leader in the design and manufacture of innovative ceiling and wall solutions in the Americas. Our products primarily include mineral fiber, fiberglass wool, metal, wood, wood fiber, glass-reinforced-gypsum and felt. Our operating segments are Mineral Fiber, which produces suspended mineral fiber and soft fiber ceiling systems, Architectural Specialties, which produces designs and sources specialty ceilings and walls for use in commercial settings and Unallocated Corporate. We also manufacture ceiling suspension system (grid) products through a joint venture with Worthington Industries, Inc. called Worthington Armstrong Venture (“WAVE”) (results of WAVE are included in our Mineral Fiber segment).

Our fiscal year 2022 key performance highlights included:

•	Consolidated Net Sales: Net sales increased $127 million, or 11%, from 2021 results, primarily due to a $94 million of favorable like-for-like pricing and product mix, or Average Unit Value (“AUV”). Also contributing to the increase in net sales versus 2021 were higher volumes of $33 million. Mineral Fiber net sales increased 8%, or $69 million year over year, and Architectural Specialties net sales increased 20%, or $58 million.

•	Operating Income and Adjusted EBITDA*: Operating income of $279 million increased 7% from 2021 results. Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) of $385 million represented a 4% improvement over 2021. The year over year improvement in Adjusted EBITDA was driven primarily by favorable AUV and higher Architectural Specialties volumes, which were partially offset by higher year over year inflation, increased selling, general and administration (“SG&A”) expenses and lower WAVE equity earnings.

•	Adjusted Free Cash Flow (“adjusted FCF”)*: Net cash provided by operating and investing activities was $211 million, or a 22% increase from 2021 results. We generated $221 million of adjusted FCF, a 16% increase over 2021, driven by an increase in WAVE dividends including a $25 million special dividend, higher cash earnings and lower capital expenditures. These gains were partially offset by negative timing-related working capital changes and higher cash interest.

•	Mineral Fiber Volume (“MFV”): MFV decreased (3%) from 2021 results. MFV was negatively impacted by a reduction of inventory levels at certain customers in the first half of the year in addition to weakening market conditions in the second half of the year.

32	AWI 2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

•	Total Shareholder Return (“TSR”): Our annualized absolute TSR for the 2020 – 2022 restricted stock unit award performance period was –(7.8%) falling below the 10% annualized absolute TSR target for 2020 – 2022 performance period.

Please also see our Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on February 21, 2023.

*

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides this additional measure of performance adjusted to exclude the impact of certain discrete expenses and income. Investors should not consider non-GAAP measures as a substitute for GAAP measures. The Company uses these non-GAAP adjusted measures in managing the business, including communications with its Board of Directors and employees and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted EBITDA excludes certain acquisition related expenses (i.e., changes in the fair value of contingent consideration, deferred compensation accruals, impact of adjustments related to the fair value of inventory and deferred revenue) for recent acquisitions. The deferred compensation accruals are for cash and stock awards that will be recorded over each award’s respective vesting period, as such payments are subject to the sellers’ and other employees’ continued employment with the Company. Examples of other excluded items include plant closures, restructuring charges and related costs, impairments, separation costs, environmental site expenses and related insurance recoveries, endowment level charitable contributions, and certain other gains and losses. The Company also excludes income/expense from its U.S. Retirement Income Plan (“RIP”) in the non-GAAP results as it represents the actuarial net periodic benefit credit/cost recorded. For all periods presented, the Company was not required to, and did not make cash contributions to the RIP based on guidelines established by the Pension Benefit Guaranty Corporation, nor does the Company expect to make cash contributions to the plan in 2023. Adjusted FCF is defined as cash from operating and investing activities, adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures, environmental site expenses and related insurance recoveries. Management’s adjusted FCF measure includes returns of investment from WAVE and cash proceeds received from the settlement of company-owned life insurance policies, which are presented within investing activities on our consolidated statement of cash flows. Please refer to Annex A for a reconciliation of these non-GAAP financial measures to our results as reported under GAAP.

2022 Compensation Plan Design

Our Compensation Committee regularly reviews our compensation plans and, in 2022, determined to generally continue and maintain the design established in recent years. Our plans are designed to directly link compensation to meaningful achievements in Company strategy and performance.

•	Annual Incentive Plan (“AIP”): Our 2022 AIP continued to utilize revenue and EBITDA as the performance metrics for Company results. These measures align to key elements of our operating plan and financial goals, including revenue growth, manufacturing productivity and controlled SG&A expense, and are strong indicators of our overall operating performance.

•	Long-Term Incentive Program (“LTIP”): Our 2022 LTIP executive grants continued to be comprised solely of performance-based restricted stock units (“PSUs”), with performance metrics based on absolute TSR (“Absolute TSR”) and cumulative FCF and MFV. Our Compensation Committee selected Absolute TSR as an LTIP performance metric because it believes Absolute TSR most directly captures shareholder value creation, while providing senior management with the flexibility and levers needed to drive meaningful performance improvement. Our Compensation Committee selected FCF as an LTIP performance metric because it believes FCF growth is a strong indicator of value-creating activities over the performance period. Our Compensation Committee selected MFV as an LTIP performance metric because of the strategic importance of volume growth in our Mineral Fiber segment. The 2022 grants, intended to compensate for long term value creation, have a three-year performance period, challenging targets with meaningful payout upside for superior performance, and a payout scale that includes challenging performance hurdles. These plan features, and others as described in more detail in this CD&A, are designed to strongly align the interests of management with those of shareholders, and to provide meaningful incentives for performance and growth consistent with our strategic plan.

AWI 2023 Proxy Statement	33

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Shareholder Engagement

In 2022, we continued to engage with our shareholders to seek their perspectives on corporate governance, our executive compensation program, sustainability and other matters. We conducted formal outreach over the course of the year with shareholders representing approximately 31% of our outstanding shares at the time of outreach. These discussions were conducted by Austin So, our Senior Vice President, General Counsel and Secretary, and Ellen Romano, our Senior Vice President, Human Resources, as well as other subject matter experts within the company. These discussions were complemented by our ongoing outreach initiatives led by our Investor Relations team. Detailed summaries of these discussions were shared with the Compensation Committee and our Nominating, Governance and Social Responsibility Committee, which considers and incorporates shareholder feedback in our governance processes. Noteworthy topics from our outreach discussions in 2022 included the role of the chair and CEO and the shareholders’ preference for keeping the two roles separate and increased interest in sustainability and our strategy to increase product circularity. We consistently received positive feedback on our ESG disclosure program and our 2030 environmental targets. Our 2022 nonbinding shareholder advisory vote on executive compensation approval vote of 99% reflects nearly unanimous shareholder support for the design and outcomes of our executive compensation programs. Shareholder communications and inquiries are shared with Company management and with the

Chairs of the Board and its Committees, as appropriate. The Company considers shareholder feedback as it shapes its governance and executive compensation programs and policies and disclosures. Recent examples of disclosure added after communications with shareholders includes a Board skill matrix, enhanced disclosure on Board diversity and additional information on environmental and social initiatives.

Our Executive Compensation Philosophy, Objectives, Elements and Characteristics

Compensation Philosophy and Objectives

Our long-term success and growth depend on highly capable leaders with appropriate experience and skills to deliver our strategy in a variable and challenging market environment. Our executive compensation program is designed to attract, motivate and retain those leaders. In developing and maintaining this program, our Compensation Committee focuses on the following key objectives:

•	Aligning executive interests with shareholder interests.

•	Creating a strong link between pay and performance by placing a significant portion of compensation ‘‘at risk’’ based on performance against pre-established goals.

•	Structuring competitive compensation packages to attract high-quality executives in a highly competitive talent environment.

34	AWI 2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Compensation Elements

In 2022, we executed our compensation philosophy by providing compensation opportunities through a combination of: fixed compensation, including base salaries, benefits and limited perquisites; and performance-based compensation, including cash incentive awards under our AIP, and grants of PSUs, which awards and grants are governed either by our 2016 Long-Term Incentive Plan (“2016 LTIP”) or the Equity and Cash Incentive Plan adopted in 2022 (“2022 ECIP”) (our omnibus equity award plans).

Type	Compensation Elements	Form and Objective	Further Information	Key 2022 NEO Actions
Base Salary

•  Delivered in cash

•  Provides reasonable, market competitive fixed pay for each NEO, and reflects his or her role, responsibility, individual performance and contribution to the Company

•  Generally set at market median

			• 2022 Base Salary changes for our NEOs are presented on page 40	• NEOs received merit increases averaging 4.4%, effective April 1, 2022.
Benefits

•  Standard range of health, welfare, and retirement benefits generally similar to those provided to other salaried employees, except that executives:

•  are eligible to receive enhanced Company-paid long-term disability benefits; and

•  are eligible for non-qualified retirement benefits

Select Perquisites

•  Personal financial counseling at a cost generally less than $4,500 per NEO

•  Executive physicals at a cost generally less than $5,000 per NEO

•  Executive long-term disability at a cost generally less than $5,000 per NEO

Annual Incentive Plan (AIP)

•  Delivered in cash

•  Provides an annual incentive opportunity for achieving financial results based on performance goals tied to our annual operating plan

•  Drives selected target metric performance

•  Payouts tied to Company performance, and may be subject to individual performance modifiers

•  Target opportunity generally set at market median

			• AIP was based on revenue and EBITDA (as described on page 41)	• NEOs received AIP payments for 2022 performance at 71% of target.
Long-Term Incentive Program (LTIP)

•  Delivered in 100% PSUs for 2022

•  Drives and promotes long-term value-creation for our shareholders, and fosters retention, by rewarding execution and achievement of goals linked to our longer-term strategic initiatives and stock performance

•  Target opportunity generally set at market median

•  In 2022, our Compensation Committee awarded 3-year PSUs tied to Absolute TSR, FCF, and MFV

			• LTIP performance goals were based on FCF, MFV and Absolute TSR (as described on page 43)	• NEOs were granted PSU awards in 2022 with target award values ranging from 100% to 431% of base salary.

AWI 2023 Proxy Statement	35

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Compensation Characteristics

At the direction of our Compensation Committee, we subscribe to a “pay-for-performance” philosophy. Our compensation program maintains the following attributes:

•	Compensation at Risk – A significant amount of each NEO’s target total direct compensation (“TDC”), composed of base salary and short- and long-term incentive compensation, depends on the achievement of Company and NEO specific performance-based results. Our NEOs’ short- and long-term incentive compensation is, therefore, “at risk” as the value is tied to the achievement of financial and/or other measures that the Company considers to be important drivers of shareholder value.

•	Multiple and Appropriate Performance Metrics – We use multiple performance measures to avoid having compensation opportunities overly weighted toward the performance result of a single metric. In 2022, we used FCF, Absolute TSR and MFV as performance metrics for our LTIP grants for the 2022-2024 performance period to maintain a focus on longer-term results that drive shareholder value. In 2022, we used revenue and EBITDA as performance metrics in our AIP. These measures align to key elements of our operating plan and financial goals, including revenue growth, manufacturing productivity and competitive SG&A expense levels. Each of these measures is a strong indicator of our overall operating performance.

•	Emphasis on Long-Term Incentive and Annual Incentive Compensation – Short- and long-term incentive compensation comprises a significant percentage of TDC. Incentive compensation helps drive performance and aligns the interests of employees (including the NEOs) with those of shareholders. By tying a significant portion of TDC to long-term incentives over a three-year period, we promote longer-term perspectives regarding Company performance.

•	Recoupment – We may recoup certain stock-based and cash awards distributed to our NEOs and other grantees under our 2016 LTIP and 2022 ECIP which includes our AIP, in the event of an accounting restatement due to material noncompliance with any financial reporting requirement under applicable securities laws; or certain misconduct causing significant financial or reputational harm to the Company.

•	Prohibition on Derivative Transactions – Our insider trading policy prohibits derivative transactions in our shares of Common Stock, including trading in puts, calls, covered calls, or other derivative products involving our securities; prohibits engaging in any hedging transaction with respect to our securities; and prohibits holding company securities in a margin account or pledging our securities as collateral for a loan.

•	Stock Ownership Guidelines – Our NEOs are subject to stock ownership guidelines, which help align an executive’s longer-term decision-making and the interests of our long-term shareholders. The required ownership multiple is six times annual base pay for our CEO, and three times annual base pay for all other NEOs. As of December 2022, Messrs. Grizzle and Hershey and Ms. Romano had met their ownership requirements. Messrs. So and Calzaretta have five years from date of hire or promotion to achieve the guidelines.

•	Linear and Capped Incentive Compensation Payouts – Our Compensation Committee establishes financial performance goals that are used to plot a payout formula for annual and long-term incentive compensation to avoid over-emphasizing short-term decision making. AIP payouts are capped at 200% of target and long-term PSUs are capped at 275% of target.

•	Change in Control (“CIC”) Double-Trigger – Our CIC agreements include double-trigger vesting provisions for equity grants upon a CIC.

•	No Tax Gross-Ups – We do not have plans or agreements that provide tax gross-ups to our NEOs.

•	Holding Requirements – Post-vesting holding requirements apply for amounts payable above target under the 2020, 2021 and 2022 performance-based equity grants awarded to Mr. Grizzle. Any LTIP shares earned above target must be held for one year following the vesting date.

36	AWI 2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The following table illustrates how our executive compensation elements align with our compensation objectives.

Executive Compensation Element	Attract Talented Employees	Align Management and Shareholder Interests	Pay for Performance	Motivate and Retain Management

Base Salary	✓			✓

Annual Incentive (AIP)	✓	✓	✓	✓

Long-Term Incentive (LTIP)	✓	✓	✓	✓

HOW WE MAKE COMPENSATION DECISIONS

Our Compensation Committee is responsible for executive compensation program design and the decision-making process relative to NEOs specifically, and broadly, as these programs apply to other senior leaders and participating employees. The Compensation Committee solicits input from the independent members of the Board, our CEO, other members of management and its independent compensation consultant to assist with its responsibilities. The following summarizes the roles of each of the key participants in the executive compensation decision-making process.

Roles of Key Participants

Compensation Committee

•  Sets the philosophy and principles that guide the executive compensation program;

•  Oversees the design of our executive compensation program in the context of our culture, competitive practices, the legal and regulatory landscape, and governance trends;

•  Reviews and approves short- and long-term incentive compensation design, including performance goals and the reward consequences for delivering above or below target performance;

•  Reviews and approves corporate goals and individual objectives relevant to the compensation of the CEO, evaluates the CEO’s performance relative to those goals and objectives, and recommends CEO compensation to be ratified by the independent directors based on the evaluation; and

•  Oversees the evaluation of the other executive officers and approves their compensation in collaboration with the CEO.

Independent Members of the Board	• Participate in the performance assessment process for the CEO; and • Review and approve decisions regarding CEO compensation, including base salary, AIP and LTIP awards for the CEO.
Committee Consultant – Willis Towers Watson

•  Provides analysis, advice and recommendations with regard to executive compensation;

•  Attends Compensation Committee meetings, as requested, and communicates between meetings with the Compensation Committee Chair and other Committee members; and

•  Advises the Compensation Committee on market trends, regulatory issues and developments and how they may impact our executive compensation programs.

CEO	• Provides input to the Compensation Committee on senior executive performance and compensation recommendations (except with respect to his own performance and compensation).

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Independent Compensation Consultant

In July 2022, our Compensation Committee renewed the engagement of Willis Towers Watson as its independent consultant on executive compensation matters.

Willis Towers Watson also provides consulting services to AWI Canada, where Willis Towers Watson serves as our pension Plan Actuary (an arrangement that has been in place for several years, prior to Willis Towers Watson becoming the Compensation Committee’s consultant) and consults on health and welfare programs. We also purchase select compensation and HR survey data from the firm. The annual fees for non-executive compensation matters were $66,000 in 2022. Willis Towers Watson does not perform any other services for the Company. At the request of the Compensation Committee, in addition to providing general executive compensation advice, Willis Towers Watson performed the following services relating to 2022 compensation decisions:

•	advised on the design considerations with respect to the 2022 short- and long-term incentive programs to ensure appropriate linkage between short- and long-term performance and pay;

•	advised the Compensation Committee on the composition of a revised peer group;

•	advised the Compensation Committee on setting the CEO’s compensation; and

•	provided an update on current compensation trends, market practices and relevant executive compensation legislation.

The Compensation Committee determined the work of Willis Towers Watson did not raise any conflicts of interest in 2022. In making this assessment, the Compensation Committee considered the independence factors enumerated in Rule 10C-1(b) under the Exchange Act and corresponding rules of NYSE, including the fact that Willis Towers Watson provided limited other services to us, the level of fees received from us as a percentage of Willis Towers Watson’s total revenue, policies and procedures employed by Willis Towers Watson to prevent conflicts of interest, and whether the individual Willis Towers Watson advisors to the Compensation Committee own any shares of Common Stock or have any business or personal relationships with members of the Compensation Committee or our executive officers.

After considering all of the factors provided in the SEC and the NYSE rules and all other factors relevant to Willis Towers Watson’s independence, the Compensation Committee has determined Willis Towers Watson is independent.

Use of Competitive Data

In setting NEO compensation, the Compensation Committee considers independent survey data, peer compensation data, tally sheets, wealth accumulation analyses and related benchmark information.

Annual Compensation Benchmarking

Annually, the Compensation Committee reviews all components of NEO compensation compared to the Competitive Market (defined below) data.

In general, we target NEO pay to be at or near the 50th percentile of our defined Competitive Market, but we may deviate from this target based on an individual’s performance or internal equity with peers situated at similar levels, or to attract the required level of business knowledge and leadership needed to achieve our strategic objectives.

The principal sources of market data include the following (“Competitive Market”):

•	Survey data (all NEOs), including surveys by Aon and Willis Towers Watson; and

•	Peer Group data (CEO and CFO) (“Peer Group”).

Consideration of 2022 Advisory Shareholder Vote on Executive Compensation

At our 2017 annual meeting, our shareholders expressed a preference that advisory votes on executive compensation occur every year. Accordingly, the Board implemented an annual advisory vote on executive compensation until the next required vote on the frequency of shareholder votes on the compensation of executives. The vote concerning the frequency of the advisory vote on executive compensation is scheduled to occur at the 2023 annual meeting (see page 31 for our recommendation that advisory votes on executive compensation occur every year). Our most recent advisory shareholder vote on executive compensation took place at the 2022 annual meeting.

Our Board and Compensation Committee appreciate and value the views of our shareholders regarding our executive compensation program.

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The near unanimous favorable (99%) results of the 2022 advisory vote on executive compensation, provided further support to the Compensation Committee that our executive compensation programs have been effective in implementing our stated compensation philosophy and objectives in a manner consistent with shareholder preference.

The Compensation Committee recognizes executive pay practices and notions of sound governance principles continue to evolve. While no specific changes were implemented as a result of the 2022 advisory vote, the Compensation Committee intends to continue monitoring trends and invites our shareholders to communicate any concerns or opinions on executive pay directly to the Compensation Committee or the Board. Please refer to “COMMUNICATION WITH THE BOARD” on page 11 for further information about communication with the Compensation Committee of the Board.

Peer Group

The Compensation Committee uses compensation data compiled from a group of peer companies based on several pre-established criteria, including business model comparability, company size measured by both revenue (approximately one-half to two times the Company’s annual revenue) and market capitalization, geographic presence and investment capital.

In 2022, our Compensation Committee again reviewed our compensation Peer Group. The Committee removed GCP Applied Technologies, Inc., because it was acquired in 2022 by St. Gobain.

Our current compensation Peer Group consists of the following 17 manufacturing companies:

Advanced Drainage Systems, Inc.	Griffon Corporation	PGT Innovations, Inc
Allegion PLC	Herman Miller Inc.	Quanex Building Products Corporation
Apogee Enterprises, Inc.	Interface, Inc.	Simpson Manufacturing Co., Inc.
Eagle Materials Inc.	Knoll, Inc.	Trex Company, Inc.
Ferro Corporation	Kraton Performance Polymers Inc.
Gibraltar Industries, Inc.	Masonite International Corporation
Patrick Industries, Inc.

Tally Sheets and Wealth Accumulation Analyses

The Compensation Committee uses tally sheets and wealth accumulation analyses when evaluating compensation-related decisions for each NEO.

•	Tally sheets provide historical information on each executive’s equity and non-equity compensation, and other compensation such as potential payments upon termination of employment.

•	Wealth accumulation analysis assesses the total Company-specific wealth that could be earned by each NEO given certain stock price assumptions.

Compensation Mix

To facilitate the link between NEO pay and Company performance, a significant amount of TDC is performance-based and “at risk.”

In 2022, 84% of our CEO’s target TDC, and 64% of the average target TDC of our other NEOs, was variable and “at risk.” The following chart shows the 2022 compensation mix, consisting of base salary, performance-based AIP, and PSUs as the LTIP grants.

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2022 COMPENSATION DESIGN AND OUTCOMES

Base Salary

In 2022, the Compensation Committee reviewed the base salaries of our NEOs. After consideration of the competitiveness of each NEO’s base salary compared to the Competitive Market, the Compensation Committee increased base salaries for each of our NEOs. Pay increases were approved during the Compensation Committee meeting held in February 2022 effective April 1, 2022.

The table below represents each NEO’s base salary as of December 31, 2022. This information differs from the Summary Compensation Table (“SCT”), which reflects the total base salary received for the year.

Name	2021 Salary $	2022 Salary $	Change in Base Salary

Victor D. Grizzle	927,000	927,000	0.0%

Christopher P. Calzaretta(1)	290,000	425,000	46.6%

Mark A. Hershey(2)	468,110	490,000	4.7%

Austin K. So(3)	—	420,000

Ellen R. Romano	352,660	371,170	5.2%

Brian L. MacNeal	468,850	485,300	3.5%
(1)	Mr. Calzaretta received a salary adjustment effective August 1, 2022, in recognition of his role change to Senior Vice President, CFO.
(2)	Mr. Hersey received a salary adjustment effective January 1, 2022, in recognition of his role change to Senior Vice President, Americas; he did not receive an April 1, 2022 pay increase.
(3)	Mr. So was hired effective February 1, 2022 and did not receive an April 1, 2022 pay increase.

Annual Incentive Plan Awards

AIP awards provide an annual incentive opportunity for achieving financial results based on short-term performance goals tied to the Company’s annual operating plan.

Each NEO’s target AIP opportunity (expressed as a percent of base salary) is based on the NEO’s role, responsibility and alignment with similar internal positions and the external Competitive Market. Actual payout varies based upon actual business performance relative to performance target, and may be subject to individual performance modifiers against pre-established individual goals, including, in 2022, performance related to sustainability initiatives.

For 2022, AIP awards were determined based on the following formula, measures and weightings all subject to the approval of our Compensation Committee.

2022 AIP Design

Base Salary Earnings $	x	Target AIP Opportunity %	=	Target AIP $	x	Company Performance %	x	Individual Performance % Modifier	=	Annual AIP Payout $

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2022 Target AIP Opportunity

2022 target AIP opportunities for NEOs are set forth in the table below. With the exception of Messrs. Calzaretta and Hershey who were promoted into their new roles during 2022, there were no changes to these target percentages from 2021.

Name	Target AIP % Opportunity as % of Base Salary	Target AIP $

Victor D. Grizzle	100%	927,000

Christopher P. Calzaretta(1)	35% / 60%	164,781

Mark A. Hershey(2)	60% / 70%	343,000

Austin K. So	55%	211,750

Ellen R. Romano	55%	201,598

Brian L. MacNeal(3)	60%	191,652

(1)	Mr. Calzaretta’s target increased from 35% to 60% upon his appointment to Senior Vice President and CFO effective August 1, 2022.
(2)	Mr. Hershey’s target increased from 60% to 70% upon his appointment to Senior Vice President Americas effective January 1, 2022.
(3)	Mr. MacNeal retired September 1, 2022 and remained eligible for pro-rated AIP

2022 AIP Performance Metrics

Our Compensation Committee selected revenue and EBITDA as AIP performance metrics in order to create strong alignment with shareholders and reflect key measures of value creation. Revenue was weighted 30% and EBITDA was weighted 70%.

These performance metrics align to key elements of our operating plan and financial goals, including revenue growth, manufacturing productivity and competitive SG&A levels, and they are strong indicators of our overall operating performance.

For purposes of the 2022 AIP, the Compensation Committee defined: (i) revenue to be gross sales minus returns, discounts and allowances and minus intercompany sales, and (ii) EBITDA to be operating income plus depreciation, amortization plus/minus non-cash pension impact and plus/minus earnout/deferred purchase price accruals and certain acquisition-related charges, subject to certain exceptions which is consistent with the calculation of adjusted EBITDA that we report with our quarterly earnings. The revenue and EBITDA definition did not change from the prior year. The 2022 revenue target of $1,246 million and EBITDA target of $428 million, represented a 13% increase and a 15% increase, respectively, from prior-year results. These targets were directly tied to the company’s annual operating plan.

In connection with those targets, the Compensation Committee also established the following performance ranges and associated payout ranges for the 2022 AIP. The Company’s performance was converted to a corresponding payout factor on a straight-line basis between threshold and target and between target and maximum. AIP payouts are capped at 200%. Considering the degree of difficulty built into the EBITDA target, the Compensation Committee established a payout factor of 110% for achieving target performance. These performance ranges and threshold applied to all of our NEOs.

	Target $ (in millions)			Performance as % of Target			Payout

	Threshold	Target	Maximum	Threshold	Target	Maximum	Threshold	Target	Maximum

Revenue (weighted 30%)	1,122.0	1,246.0	1,346.0	90%	100%	108%	50%	100%	200%

EBITDA (weighted 70%)	379.0	428.0	458.0	88%	100%	107%	50%	110%	200%

2022 Performance and Payout Factors

For AIP purposes our 2022 revenue performance was 99% of target resulting in a 95% payout, and our EBITDA performance represented 90% of target with a corresponding 60% payout. These results yielded a combined payout factor of 71% for the NEOs.

Measure	2022 Target $M	2022 Actual $M	Performance %	Payout %
Revenue	1,246	1,233	99%	95%
EBITDA	428	385	90%	60%

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2022 Individual Performance

The Board and the Compensation Committee also considered individual performance when finalizing AIP awards for the CEO and other NEOs and decided not to make any upward or downward individual performance adjustments.

2022 Final AIP Awards

The Compensation Committee determined the final 2022 AIP payouts by multiplying each NEO’s target AIP opportunity by the final weighted payout factors as outlined below.

Name	Target AIP $	Payout Factor	2022 Final AIP Award $

Victor D. Grizzle	927,000	71%	658,170

Christopher P. Calzaretta	164,781	71%	117,000

Mark A. Hershey	343,000	71%	243,530

Austin K. So	211,750	71%	150,350

Ellen R. Romano	201,598	71%	143,140

Brian L. MacNeal(1)	288,713	100%	288,713

(1)

In April 2022 the Company requested and Mr. MacNeal agreed to delay his retirement from May 1st to September 1, 2022. As an incentive for his continued employment, the Company agreed that his full year AIP payout would be the higher of target or actual performance for fiscal year 2022.

Long-Term Incentive Program Awards 2022-2024 Performance Period

The goal of our LTIP is to provide equity-based long-term incentive awards that link management interests to shareholder returns and focus management on our long-term performance.

In determining the LTIP award opportunity for the CEO and other NEOs, our Board and Compensation Committee consider a number of factors, including the Competitive Market, internal equity with peers at similar levels and cost (dilution and accounting cost), as well as tally sheet and wealth accumulation analyses.

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

LTIP awards for a given year are typically made shortly following the release of our financial results for our prior fiscal year. This governance practice is designed to allow the equity markets to absorb the announcement of earnings and performance guidance.

The 2022 LTIP grants for the 2022 – 2024 performance period (“2022 LTIP Awards”) consisted of awards based on achievement of Absolute TSR (60% of the award), FCF (25% of the award) and MFV (15% of the award). Due to the continued focus and strategic importance of Mineral Fiber volume growth, the Compensation Committee increased the weighting of MFV from 10% to 15% weighting, lowering FCF from 30% to 25% weighting.

Mr. Grizzle has post-vesting holding requirements for amounts payable above target for the 2022 performance-based equity grants. If earned, the shares earned above target must be held for one year following the vesting date.

2022 LTIP Performance Metrics and Weighting

The number of shares eligible to vest under the 2022 LTIP Awards is based on the achievement of applicable performance targets relative to Absolute TSR, FCF and MFV targets during the performance period (January 1, 2022 to December 31, 2024). The grants, intended to compensate based on long-term value creation, have a three-year performance period to allow a reasonable timeframe for value creation, challenging targets with substantial payout upside for breakout performance and a payout scale that defines meaningful performance hurdles. The PSUs for the NEOs can vest 50% of target at threshold performance to 275% of target at maximum performance. There is no payout below threshold performance.

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Absolute TSR tracks the appreciation in share price of the Company’s Common Stock, including dividends, and is annualized for the performance period. The ending share price for the Absolute TSR calculation will be based on the volume-weighted, average closing price of the Company stock for the highest consecutive 30 trading days in the 60- trading-day-period beginning with and immediately following January 2, 2025. The starting price was based on the volume-weighted average of the highest consecutive 30 trading days in the subsequent 60-trading-day-period closing price of the Company stock for the highest 30 trading days immediately following January 4, 2022 – resulting in $101.99 per share. Share repurchase only impact Absolute TSR to the extent that they affect stock price.

Performance to TSR Target	Annualized TSR Target	Ending Share Price	Incentive Payout

50%	5.0%	$118.06	50%

75%	7.5%	$126.70	75%

83%	8.3%	$129.56	83%

100%	10.0%	$135.75	100%

150%	15.0%	$155.11	200%

200%	20.0%	$176.24	300%

Cumulative FCF is defined as cash flow from operations, minus (i) cash payments to purchase property, plant and equipment (Cap Ex), plus (ii) the return of investment from WAVE.

Performance to FCF Target	FCF $(M)	Incentive Payout

80%	$ 682	50%

100%	$ 853	100%

110%	$ 938	150%

115%	$ 981	175%

120%	$1,024	200%

MFV is defined as the three-year Compound Annual Growth Rate (“CAGR”) of total square feet of Mineral Fiber products sold during the performance period. The Mineral Fiber definition is consistent with that used for the external reporting segment.

Performance to MFV Target	MFV CAGR	Incentive Payout

92%	1.5%	50%

97%	3.1%	80%

100%	4.2%	100%

104%	5.5%	200%

107%	6.5%	300%

2022 Target LTIP

The Compensation Committee annually determines the LTIP target opportunity (expressed as a percent of base salary) based on each NEO’s role, responsibility, alignment with similar positions internally and the external Competitive Market, as well as a review of tally sheets and wealth accumulation analyses.

After a review of Competitive Market data during the Compensation Committee meeting held in February 2022, the Compensation Committee increased Mr. Grizzle’s target LTIP opportunity in 2022 to $4,000,000.

The respective target percentages for annual LTIP grants to our NEOs in 2022 and the resulting grant date fair value are set forth in the table below.

Name	2022 LTIP Target as % of Feb 2022 Base Salary	2022 LTIP Annual Target Value ($)(3)

Victor D. Grizzle	431%	4,000,000

Christopher P. Calzaretta(1)	50%	145,000

Mark A. Hershey(2)	140%	1,036,000

Austin K. So	120%	504,000

Ellen R. Romano	100%	352,700
(1)

Mr. Calzaretta received an additional one-time PSU grant with a fair value of $200,000 in recognition of his role change to CFO effective August 1, 2022 (not reflected in the table above). The same metrics, weighting, target and scales were used for this grant. The equity granted was based on the closing market price of our shares of Common Stock ($89.54) on the date of the grant (August 1, 2022).

(2)

Mr. Hershey received an additional one-time LTIP increase of $350,000 in recognition of his role change to Senior Vice President, Americas at the time of grant in February 2022 (reflected in the table above).

(3)

Amounts represent the targeted value of the long-term incentive equity awards granted in February 2022, as calculated using the closing market price of our shares of Common Stock ($88.86) on the date of the grant (February 23, 2022).

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Other LTIP Awards – Long-Term Performance and Retention

On March 31, 2022, our Compensation Committee approved awards to certain executives and employees, approximately 90 individuals with management responsibilities within the Company, for the purposes of engagement and retention in a challenging labor market and to maintain leadership focus on key growth investments and initiatives as well as to recognize strong performance despite the challenges arising from the COVID-19 pandemic (“Talent Engagement Program”). The grants were made in the form of restricted stock units (RSU) that would fully vest and be issued if the recipient is still actively employed and in good standing on March 31, 2023. Mr. Calzaretta and Ms. Romano were among recipients of this grant.

On April 7, 2022, our Compensation Committee approved an RSU grant under the previously announced Talent Engagement Program. Mr. Hershey was the recipient of this grant effective April 7, 2022 that would fully vest and be issued if the recipient is still actively employed and in good standing on April 7, 2023.

Name	2022 RSU Grant Date Fair Value $(1)

Christopher P. Calzaretta	97,900

Mark A. Hershey	368,000

Ellen R. Romano	225,100
(1)

Amounts represent the targeted value of the long-term incentive equity awards granted in March / April 2022, as calculated using the closing market price of our shares of Common Stock on the date of the grant.

In addition, Mr. So received a one-time RSU grant upon hire valued at $375,000. The RSU award has a three-year vesting schedule, vesting one-third each year.

Payout of 2020-2022 Performance Restricted Stock Units

The performance for PSUs awarded in 2020 for the 2020 – 2022 performance period was determined on April 19, 2023. The awards were based on Absolute TSR, FCF and MFV over the performance period. In 2020, the Compensation Committee granted PSUs to all NEOs to vest based on achievement of Absolute TSR (60% of the award), FCF (30% of the award) and MFV (10% of the award).

Based upon performance during the measurement period, the Absolute TSR achievement for the 2020-2022 period was –(7.8%), with a calculated price of $81.48. The starting share price for the TSR PSUs was $103.96. The Absolute TSR was below threshold for the performance period, resulting in no payout under this metric. The cumulative FCF was below threshold for the performance period, resulting in no payout under this metric. The MFV was below threshold for the performance period, resulting in no payout under this metric.

Name	2020 PSU Shares Granted (#)	2020 PSU Payout Factor	2020 PSU Final Payout (#)

Victor D. Grizzle	35,042	0%	—

Christopher P. Calzaretta	896	0%	—

Mark A. Hershey	5,780	0%	—

Ellen R. Romano	3,111	0%	—

Brian L. MacNeal	4,509	0%	—

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2022 Total Direct Compensation

The table below summarizes TDC paid or awarded to our current NEOs during 2022. This table is not intended to be a substitute for the SCT or the Grants of Plan-Based Awards Table (‘‘GPBAT’’). Base salary reflects the total salary paid for 2022 reflective of the April 2022 salary increase. AIP awards and LTIP awards for 2022 are reflected in the SCT and GPBAT. LTIP awards are shown at target and represent an incentive for future performance, not current cash compensation, and are “at risk” of forfeiture.

Name	2022 Salary Earnings $	2022 Final AIP $	2022 LTIP $(1)	TDC $

Victor D. Grizzle	927,000	658,170	4,000,000	5,585,170

Christopher P. Calzaretta	344,313	117,000	442,900	904,213

Mark A. Hershey	490,000	243,530	1,404,000	2,137,530

Austin K. So	385,000	150,350	879,000	1,414,350

Ellen R. Romano	366,542	143,140	577,800	1,087,482
(1)

Amounts represent the aggregate grant date fair value for the long-term incentive equity awards granted in 2022, as calculated using the closing market price of our shares of Common Stock on the date of the grant.

2023 Compensation Program Design

For 2023, the Compensation Committee reviewed the design of our executive compensation program and decided to maintain the 2022 metrics for our AIP (Revenue and EBITDA). For LTIP, Absolute TSR and FCF remained metrics however, the Compensation Committee replaced MFV with Mineral Fiber EBITDA. The Committee recognized there is a strong market influence on MFV outside of leadership’s control including expected macro-economic weakness. Mineral Fiber EBITDA is directly connected to leadership’s decisions and actions to manage MFV growth investments and profitability. In addition, the Compensation Committee after discussion with its Compensation Consultant, decided to change the vehicles for our LTIP from 100% PSUs to 60% PSUs and 40% RSUs in order to align with market practice and our compensation objectives, including access to high quality executives in a highly competitive talent market.

ADDITIONAL INFORMATION REGARDING OUR COMPENSATION PROGRAMS

Qualified and Non-Qualified Defined Benefit Pension Plans

Ms. Romano was the only NEO who participated in the Company’s qualified defined benefit pension plan, the U.S. Retirement Income Plan (“RIP”), which was closed to newly hired salaried employees after January 1, 2005. Pension benefits were frozen for all salaried employees on December 31, 2017.

A non-qualified defined benefit pension plan, the Retirement Benefit Equity Plan (“RBEP”), pays benefits that cannot be paid under the RIP due to statutory limits. This plan was also closed to newly hired salaried employees after January 1, 2005 and RBEP benefits were frozen on December 31, 2017.

Qualified Defined Contribution Savings Plan and Non-qualified Deferred Compensation Plan

The Company maintains a 401(k) plan. For salaried employees, we provide a 401(k) match of 100% on the first 4% of employee contributions and a 50% match on the next 4% of employee contributions for a maximum company match of 6%. All NEOs participated in this program in 2022.

The Company offers an unfunded, nonqualified deferred compensation plan, the Armstrong Nonqualified Deferred Compensation Plan (“NQDCP”), to restore Company contributions that would be lost due to Internal Revenue Code limits on compensation that can be taken into account under the Company’s tax-qualified 401(k) plan and to allow participants to voluntarily elect to defer base salary and AIP until a future date.

Participants in the NQDCP receive a Company match identical to the 401(k) Company match on compensation in excess of the Internal Revenue Code limits, up to a maximum contribution of 6% of eligible earnings. All NEOs participated in this program in 2022.

Severance Arrangements

Each NEO has a severance agreement with the Company. These agreements are designed to:

•	assure continuity of executive management during the evaluation and execution of any transaction that may result in loss of or material changes to employment;

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

•	reduce risk to the Company and provide shareholder alignment by keeping executives neutral to job loss when pursuing actions that may result in termination of employment;

•	ensure executive management can objectively evaluate any transaction and act in the best interests of shareholders during the design and execution of such a transaction; and

•	define transition support and terms in the event of not-for-cause termination.

Payments upon Termination of Employment

Our severance arrangements provide for executive entitlement to certain cash severance benefits if the executive’s employment is terminated by the Company without Cause or by the executive for Good Reason (as such terms are defined in the severance agreement). Under the severance agreements that apply in absence of a change in control the severance is equal to (i) 1.5 times (two times in the case of Mr. Grizzle) the executive’s then-current annual base salary plus target annual incentive under the AIP program, payable in a lump sum, and (ii) a pro-rated annual incentive bonus based on actual performance for the year of termination, payable at the time that bonuses are paid to employees of the Company generally.

Under each executive’s severance agreement, the executive is entitled to receive severance payments upon involuntary termination without Cause or termination for Good Reason within two years following a change in control (“CIC”), or within six months preceding a CIC if the termination is in connection with a potential CIC. In a CIC, the severance is equal to (i) two times (2.5 times in the case of Mr. Grizzle) the executive’s then-current annual base salary plus target annual incentive under the AIP program, payable in a lump sum, and (ii) a pro-rated annual incentive bonus based on actual performance for the year of termination, payable at the time that bonuses are paid to employees of the Company generally.

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

None of the severance agreements provide for tax gross-ups under Sections 280G and 4999 of the Internal Revenue Code. For more information regarding our NEO separation arrangements, please refer to the “Potential Payments upon Termination or Change in Control” section on page 59.

Stock Ownership Guidelines

The Compensation Committee maintains stock ownership guidelines for our NEOs to ensure that our NEOs have significant long-term value creation tied to stock price appreciation. Ownership requirements and progress toward their achievement are reviewed annually as part of the compensation planning process. A significant percentage of each NEO’s compensation is directly linked to our stock price appreciation. The guidelines require retention of 100% of net shares acquired upon any vesting or exercise of equity awards until the ownership guidelines are met.

The stock ownership guidelines for our NEOs are calculated as a fixed number of shares using a required ownership multiple, the executive’s annualized base salary as of a certain date, and the stock price as of a fixed date. The required ownership multiple is six times annual base pay for our CEO and is three times annual base pay for our other NEOs.

For purposes of the stock ownership guidelines, we include direct ownership of shares and stock units held under employee plans. Stock options are included to the extent they are “in-the-money.” PSUs are not included in determining whether an executive has achieved the ownership levels.

The stock ownership guidelines require achievement of the ownership multiple within five years from date of hire or promotion into the role for the NEOs.

The Compensation Committee last reviewed the NEOs’ progress toward meeting the stock ownership requirements in December 2022. As of December 2022, Messrs. Grizzle and Hershey and Ms. Romano had met their ownership requirements. Messrs. So and Calzaretta have five years from date of hire or promotion to achieve the guidelines.

Restrictive Covenants

Each NEO has a restrictive covenants agreement as part of their severance agreement. The agreements require the following:

•	For 12 months following a termination, the NEO shall not, directly for the NEO or any third party, become engaged in any business or activity which is directly in competition with any services or products sold by, or any business or activity engaged in by, the Company or any of its affiliates;

•	For 24 months following a termination, the NEO shall not solicit any person who was a customer of the Company or any of its affiliates during the period of the NEO’s employment hereunder, or solicit potential customers who are or were identified through leads developed during the course of employment with the Company, or otherwise divert or attempt to divert any existing business of the Company or any of its affiliates; and

•	For 24 months following a termination, the NEO shall not, directly for the NEO or any third party, solicit, induce, recruit or cause another person in the employment of the Company or any of its affiliates to terminate such employee’s employment for the purposes of joining, associating, or becoming employed with any business or activity which is in competition with any services or products sold, or any business or activity engaged in, by the Company or any of its affiliates.

Recoupment (Clawback) Policy

Under our 2022 ECIP (as is also the case under 2016 LTIP), the Compensation Committee has the ability to exercise discretion and take action to recoup settled or unsettled stock-based and cash awards from a plan participant in the following events:

•	an accounting restatement of the Company’s financial statements that is required due to material noncompliance with any financial reporting requirements under the securities laws and GAAP;

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

•	the participant is involved in (i) the commission of a felony or a crime involving moral turpitude; (ii) fraud, dishonesty, misrepresentation, theft or misappropriation of funds; (iii) a violation of our Code of Conduct or employment policies; or (iv) gross negligence or willful, deliberate or gross misconduct, in each case of (i) through (iv) that results in significant financial or reputational harm to the Company;

•	during the participant’s employment or the one-year period thereafter, the participant engages in business that is competitive with the Company or substantially injurious to the Company’s business interests;

•	during the participant’s employment or the two-year period thereafter, the participant solicits the Company’s customers or employees; or

•	the participant breaches any written noncompetition, confidentiality or non-solicitation covenant with the Company.

All of our NEOs are subject to the above recoupment terms of the plan. We will further comply with any recoupment requirements imposed by applicable laws, rules or regulations, including in connection with the final rule issued by the SEC implementing the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to the recoupment of incentive-based compensation. We will monitor the listing standards adopted by the NYSE and amend or supplement our recoupment policies during the required timeframe in compliance with those standards.

Prohibition on Hedging and Derivative Trading

All members of our Board and senior management, including our NEOs and certain other employees, are required to clear any transaction involving Company securities with our General Counsel’s office prior to entering into such transaction.

By policy, we prohibit derivative transactions in our Company securities, including:

•	Trading in puts, calls, covered calls, or other derivative products involving Company securities.

•	Engaging in any hedging transaction with respect to Company securities.

•	Holding Company securities in a margin account or pledging Company securities as collateral for a loan.

We permit senior management to use stock trading plans that comply with Rule 10b5-1 of the Exchange Act. All such plans are subject to our pre-approval, and the ability to enter into such plans remains subject to policy prohibitions on trading while in possession of material non-public information.

Assessment and Management of Risk

We monitor the risks associated with our compensation program on an ongoing basis. In addition, we are committed to performing formal assessments on a periodic basis. At the conclusion of the most recent analysis (conducted in 2022) of our compensation programs and associated risks, it was the assessment of the Compensation Committee that our compensation programs are structured and operated with an appropriate balance of risk and reward and, by their design, do not encourage executives to take unnecessary, excessive, or inappropriate risks and do not create risks reasonably likely to have a material adverse effect on the Company. Accordingly, there were no material adjustments made to our compensation policies and practices. We will continue to monitor our compensation policies and practices to determine whether our risk management objectives are being met with respect to incentivizing the Company’s employees.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount a public company may deduct for compensation paid to certain of the Company’s highest paid officers.

For 2022, the executive officers to whom the Section 162(m) deduction limit applies included the Company’s Chief Executive Officer and the two persons that served as Chief Financial Officer, the next three most highly compensated executive officers, and any persons who were such “covered employees” in 2017 or a later year.

The Compensation Committee considers both tax and accounting treatment in establishing our compensation program. The Compensation Committee retains discretion to authorize compensation arrangements that are not fully tax deductible as it deems appropriate.

AWI 2023 Proxy Statement	49

COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee (MDCC) of our Board has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the MDCC recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Submitted by the following independent directors, who comprise the MDCC

Wayne R. Shurts, Chair

James C. Melville

William H. Osborne

Cherryl T. Thomas

This report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor incorporated by reference into any future SEC filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates it by reference therein.

50	AWI 2023 Proxy Statement

2022 SUMMARY COMPENSATION TABLE

The table below sets forth the total compensation for our NEOs during fiscal 2022, 2021 and 2020.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Victor D. Grizzle	2022	927,000	—	4,433,797	—	658,170	—	255,691	6,274,658
President & Chief Executive Officer	2021 2020	920,250 822,500	— —	4,442,344 3,539,454	— —	1,251,540 460,600	— —	216,637 250,488	6,830,771 5,073,042
Christopher P. Calzaretta	2022	344,314	—	471,446	—	117,000	—	18,219	950,979
Senior Vice President & Chief Financial Officer
Mark A. Hershey	2022	490,000	—	1,516,375	—	243,530	—	59,471	2,309,376
Senior Vice President, Americas	2021 2020	463,340 432,663	— —	754,784 583,815	— —	378,090 145,380	— —	53,960 74,029	1,650,174 1,235,887
Austin K. So	2022	385,000	175,000	933,682	—	150,350	—	18,066	1,662,098
Senior Vice President, General Counsel, Secretary & Chief Compliance Officer
Ellen R. Romano	2022	366,543	—	616,129	—	143,140	—	37,817	1,163,629
Senior Vice President, Human Resources	2021 2020	349,065 325,951	— —	406,243 314,226	— —	261,110 100,400	— 513,426	38,653 48,611	1,055,071 1,302,614
Brian L. MacNeal	2022	319,421	—	—	—	288,713	—	27,804	635,938
Former Senior Vice President & Chief Financial Officer	2021 2020	465,990 441,279	— —	659,026 512,304	— —	380,250 126,030	— —	27,624 40,033	1,532,890 1,119,646

(1)	Mr. So received a signing bonus upon hire in the amount of $175,000.
(2)

The amounts reflect the aggregate grant date fair value of stock units granted in the fiscal year, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 718. Under ASC Topic 718, the grant date fair value is calculated using the closing price of the Company’s shares of Common Stock ($88.86) on the date of grant (February 23, 2022) for the FCF and MFV components. For the Absolute TSR component, the grant date fair value of $104.92 was computed based on a Monte Carlo valuation. The 2022 LTIP awards consist of PSUs. The target and maximum payouts for the PSUs were as follows: target of $4,433,797 and maximum of $12,192,943 for Mr. Grizzle, target of $1,148,375 and maximum of $3,158,030 for Mr. Hershey, target of $558,682 and maximum of $1,536,376 for Mr. So, and target of $391,029 and maximum of $1,075,330 for Ms. Romano (maximums were 275% of target). Mr. Calzaretta received his annual LTIP award as well as an additional LTIP award when he assumed the position of Chief Financial Officer. The first with a target of $152,889 and maximum of $374,578 (maximum is 245% of target), and the second with a target of $220,657 and maximum of $606,807 (maximum is 275% of target). Messrs. Calzaretta, Hershey and So and Ms. Romano also received RSUs (Calzaretta 1,088 shares, Hershey 3,972 shares, So 3,805 shares and Romano 2,501 shares).

(3)	The 2022 amounts disclosed are the awards under the 2022 AIP. Mr. MacNeal received guaranteed bonus amounts.
(4)

The 2021 and 2022 values of Ms. Romano’s pension decreased by $142,132 and $964,521 respectively. The decreases were primarily due to higher discount rate used in current year versus prior year. In accordance with the Securities and Exchange Commission guidelines, if the change in pension value is negative, it is not shown in the table above.

(5)

The amounts shown in the “All Other Compensation” column include: (i) Company matching contribution to the Savings and Investment 401(k) Plan and to the NQDCP; (ii) premiums for long-term disability insurance; (iii) termination payments (severance); (iv) relocation expenses; and (v) personal benefits (“perquisites”) consisting of medical examinations and financial planning expense reimbursements to the extent the total perquisite value is $10,000 or greater per individual. For each person the total value of all such perquisites did not reach $10,000.

AWI 2023 Proxy Statement	51

2022 SUMMARY COMPENSATION TABLE (CONTINUED)

The following table provides the detail for the amounts reported in the All Other Compensation for 2022 for each NEO:

Name	Perquisites and Other Benefits ($)	Cash Dividends ($)	Company Match Savings Plan Contributions ($)	Executive Long- Term Disability ($)	Vacation Termination ($)	All Other Compensation ($)

Victor D. Grizzle	—	119,854	135,837	—	—	255,691

Christopher P. Calzaretta	—	1,044	17,175	—	—	18,219

Mark A. Hershey	—	6,345	51,698	1,428	—	59,471

Austin K. So	—	—	18,066	—	—	18,066

Ellen R. Romano	—	3,880	32,509	1,428	—	37,817

Brian L. MacNeal	—	18,524	9,280	—	—	27,804

CEO Pay Ratio

As required by SEC rules, we disclose below the 2022 annual total compensation of our CEO, Victor D. Grizzle, the 2022 annual total compensation of our median employee, and the ratio of these amounts. We calculated the annual total compensation for both Mr. Grizzle and our median employee using the same methodology that is used for the Summary Compensation Table.

•	Mr. Grizzle’s annual total compensation — $6,274,659

•	Our median employee’s annual total compensation — $67,907

•	Ratio of Mr. Grizzle’s annual total compensation to our median employee’s annual total compensation — 92:1

For this pay ratio analysis, we elected to use the same median employee for a second year given that the median employee remains active, and our employee population and compensation arrangements experienced minimal change during 2022. We identified our median employee in 2021 using a multistep process that is permitted under the SEC rules. We first examined the annual taxable earnings paid to each of our employees during 2021, which we gathered from payroll data. Then, we excluded 39 non-U.S. employees in Latin America. The total numbers of U.S. employees and non-U.S. employees were 2,611 and 197, respectively, before taking into account such exclusions and for purposes of calculating such exclusions. We annualized the total taxable compensation paid to those employees who commenced work with us during 2021 and therefore did not work for us in the entire calendar year. Using this annual taxable compensation data, we identified the employee whose total taxable compensation was closest to the median.

52	AWI 2023 Proxy Statement

GRANTS OF PLAN-BASED AWARDS

The table below shows information on AIP awards and PSUs and RSUs granted to each NEO in 2022. There is no assurance that the grant date fair value of PSU or RSU awards will be realized by the executive.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- Lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name/Award Type	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Victor D. Grizzle
Annual Cash Incentive	N/A		463,500	927,000	1,854,000
Performance Share Units	2/23/2022					22,508	45,015	123,791				4,433,797
Christopher P. Calzaretta
Annual Cash Incentive	N/A		127,500	255,000	510,000
Performance Share Units	2/23/2022	(2)				816	1,632	3,998				471,446
Restricted Share Units	3/31/2022	(3)							1,088			97,900
Performance Share Units	8/1/2022	(6)				1,117	2,234	6,144				200,000
Mark A. Hershey
Annual Cash Incentive	N/A		171,780	343,560	687,120
Performance Share Units	2/23/2022	(2)				5,830	11,659	32,062				1,516,375
Restricted Share Units	4/7/2022	(4)							3,972			368,000
Austin K. So
Annual Cash Incentive	N/A		115,500	231,000	462,000
Performance Share Units	2/23/2022	(2)				2,836	5,672	15,598				933,682
Restricted Share Units	2/1/2022	(5)							3,805			375,000
Ellen R. Romano
Annual Cash Incentive	N/A		102,072	204,144	408,287
Performance Share Units	2/23/2022	(2)				1,985	3,970	10,918				616,129
Restricted Share Units	3/31/2022	(3)							2,501			225,100
(1)	The amounts shown represent the 2022 AIP threshold, target, and maximum opportunity for each NEO. Actual payouts are included in the Non-Equity Incentive Plan Compensation column of the SCT.
(2)

In 2022, the Company’s LTIP program for NEOs included PSUs that have a three-year performance period based on Absolute TSR, Cumulative FCF and MFV; participants earn up to 275% of target (up to 245% for Mr. Calzaretta) if the Company achieves the established performance goals. Any cash dividends declared on shares underlying PSUs will be accrued in a non-interest-bearing account and paid when the restrictions on the underlying shares lapse.

(3)	Restricted stock units were granted to Mr. Calzaretta (1,088) and Ms. Romano (2,501) on March 31, 2022, and vested on March 31, 2023, the first anniversary of the grant.
(4)	3,972 restricted stock units were granted to Mr. Hershey on April 7, 2022, and will vest on April 7, 2023, the first anniversary of the grant (contingent upon Mr. Hershey’s employment).
(5)	Mr. So was granted 3,805 restricted stock units upon hire. The restricted stock will vest in three equal installments at one, two, and three years from the effective date of the grant.
(6)

Mr. Calzaretta was granted 2,234 PSUs upon promotion to CFO on August 1, 2022. The performance period for the PSUs is January 1, 2022 through December 31, 2024. The metrics are the same as those included in the Company’s 2022 LTIP program which are Absolute TSR, Cumulative FCF and MFV. Mr. Calzaretta may earn up to 275% of target if the Company achieves the established performance goals. Any cash dividends declared on shares underlying PSUs will be accrued in a non-interest-bearing account and paid when the restrictions on the underlying shares lapse.

AWI 2023 Proxy Statement	53

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below shows the number of shares covered by exercisable and unexercisable stock options, and unvested RSUs and PSUs held by each NEO on December 31, 2022. Market or payout values in the table below are based on the closing price of our shares of Common Stock on that date, $68.59. Equity awards held by NEOs at the time of the 2016 separation of Armstrong Flooring Inc. were adjusted to reflect such separation, consistent with equity awards held by other Company employees, and the table below includes outstanding adjusted awards as of December 31, 2022.

		Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plans Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plans Awards Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)
Name		Exercisable	Unexercisable
Victor D. Grizzle	2/25/2014	22,914			47.17	02/25/24
	2/25/2020									35,042	(3)	2,403,531
	2/24/2021									41,894	(4)	2,873,509
	2/23/2022									45,015	(5)	3,087,579
Christopher P. Calzaretta	2/25/2020									896	(3)	61,457
	2/24/2021									1,314	(4)	90,127
	2/23/2022									1,632	(5)	111,939
	3/31/2022						1,088	(1)	74,626
	8/1/2022									2,234	(6)	153,230
Mark A. Hershey	2/25/2020									5,780	(3)	396,450
	2/24/2021									7,118	(4)	488,224
	2/23/2022									11,659	(5)	799,691
	4/7/2022						3,972	(1)	272,439
Austin K. So	2/1/2022						3,805	(2)	260,985
	2/23/2022									5,672	(5)	389,042
Ellen R. Romano	2/25/2020									3,111	(3)	213,383
	2/24/2021									3,831	(4)	262,768
	2/23/2022									3,970	(5)	272,302
	3/31/2022						2,501	(1)	171,544
Brian L. MacNeal	6/24/2014	3,740			49.96	06/24/24
	2/25/2020									5,072	(3)	347,888
	2/24/2021									6,215	(4)	426,287
(1)	Grant will vest in a single installment one year from the date of grant (contingent upon employment).

(2)	Grant will vest in three equal installments one, two and three years from the date of grant.

(3)

The number of shares of Common Stock represents the amount that vests if threshold is achieved for the 2020 PSU grant (based on Absolute TSR, Cumulative FCF and MFV goals). The awards would vest on December 31, 2023. Messrs. Grizzle and Hershey can earn up to 270% of target. Mr. Calzaretta can earn up to 240% of target. Mr. MacNeal and Ms. Romano are no longer employed by the Company and their awards were subsequently vested pro-rata based on the period of employment during the vesting period.

(4)

The number of shares of Common Stock represents the amount that vests if threshold is achieved for the 2021 PSU grant (based on Absolute TSR, Cumulative FCF and MFV goals). The awards would vest on December 31, 2024. Messrs. Grizzle and Hershey can earn up to 270% of target. Mr. Calzaretta can earn up to 240% of target. Mr. MacNeal and Ms. Romano are no longer employed by the Company and their awards were subsequently vested pro-rata based on the period of employment during the vesting period.

(5)

The number of shares of Common Stock represents the amount that vests if threshold is achieved for the 2022 PSU grant (based on Absolute TSR, Cumulative FCF and MFV goals). The awards would vest on December 31, 2025. Messrs. Grizzle and Hershey can earn up to 275% of target. Mr. Calzaretta can earn up to 245% of target. Ms. Romano is no longer employed by the Company and her awards were subsequently vested pro-rata based on the period of employment during the vesting period.

(6)

The number of shares of Common Stock represents the amount that vests if threshold is achieved for the 2022 PSU grant (based on Absolute TSR, Cumulative FCF and MFV goals). The awards would vest on December 31, 2025. Mr. Calzaretta can earn up to 275% of target.

54	AWI 2023 Proxy Statement

OPTIONS EXERCISED AND STOCK VESTED

The following table shows the exercise of stock options by each NEO during 2022, as well as stock awards held by each NEO that became free of restrictions during 2022.

	Option Awards		Restricted Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Victor D. Grizzle	25,689	603,925	45,624	4,234,363

Christopher P. Calzaretta	—	—	398	36,938

Mark A. Hershey	—	—	2,416	224,229

Austin K. So	—	—	—	—

Ellen R. Romano	—	—	1,477	137,080

Brian L. MacNeal	—	—	7,052	654,496

(1)	Represents the number of PSUs that vested in 2022. The value realized upon vesting is computed by multiplying the number of units by the value of the underlying shares on the vesting date.

The performance period for PSUs granted in 2020 ended on December 31, 2022. The final payout determination was made in April 2023 by the Compensation Committee. After a review of the Company’s performance, the Committee certified the achievement of all three performance goals at 0%. NEOs received no final payout for PSUs granted as outlined in the table below.

		Grizzle		Calzaretta		Hershey		So		Romano		MacNeal
2020 PSU Metric	Payout Factor	PSUs Granted	Final Payout	PSUs Granted	Final Payout	PSUs Granted	Final Payout	PSUs Granted	Final Payout	PSUs Granted	Final Payout	PSUs Granted	Final Payout
Absolute TSR	0%	21,025	—	269	—	3,468	—	—	—	1,867	—	3,043	—
Cumulative FCF	0%	10,513	—	538	—	1,734	—	—	—	934	—	1,522	—
MFV	0%	3,504	—	89	—	578	—	—	—	310	—	507	—

AWI 2023 Proxy Statement	55

PENSION BENEFITS

The table below shows the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, under the RIP and the RBEP as of December 31, 2022. The amounts were determined using the same interest rate and mortality rate assumptions used in the Company’s Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2022. Information regarding the RIP and RBEP can be found in Note 18 to the Company’s Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2022.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Victor D. Grizzle	Not eligible

Christopher P. Calzaretta	Not eligible

Mark A. Hershey	Not eligible

Austin K. So	Not eligible

	Retirement Income Plan for Employees of Armstrong World Industries, Inc.	39.5	1,552,910	0

Ellen R. Romano	Retirement Benefit Equity Plan of Armstrong World Industries, Inc.	39.5	1,441,739	0

Brian L. MacNeal	Not eligible

The RBEP was established to pay any benefit which cannot be paid under the RIP due to Internal Revenue Code compensation or benefits limitations. All pension benefits are paid by the Company. The pension plans were closed to new salaried participants effective January 1, 2005 and pension benefits were frozen for all salaried employees on December 31, 2017. Benefits payable under the RIP and RBEP are based on a formula that yields an annual amount payable over the participant’s lifetime beginning at the age where the participant qualifies for an unreduced life annuity benefit.

In addition, Ms. Romano qualified for an additional annuity payment under the ESOP Pension Account (the “EPA”) to the extent such benefit can be paid under the qualified pension plan. The EPA was established in 2000 to restore a portion of the value lost by a broad group of employees who had purchased shares of Company stock and received Company contributions of additional shares which were intended to help fund the cost of their retiree health care coverage. The starting EPA balance was determined by multiplying the number of ESOP shares held by the participant by $47.75 which was the guaranteed value of the original ESOP convertible preferred shares. The EPA is credited with interest annually using the November 30-year

Treasury bond rate. Interest is credited up to the date the participant commences regular pension benefits under the RIP.

Participants in the RIP may retire as early as age 55 provided the participant is vested under the plan. Participants become vested after completing five years of continuous employment having worked at least 1,000 hours in each year. The normal retirement date is the first of the month nearest the participant’s 65th birthday. Except as noted below, there is a reduction for early retirement for salaried participants who retire between the ages of 55 and 65. An employee who retires from active employment can receive an unreduced pension benefit commencing on the date of retirement if the employee’s age (minimum age 55) and total service totals 90 points (the “Rule of 90”). The unreduced Rule of 90 benefit is limited to the employee’s pension amount accrued to February 28, 2006. Employees receive credit for post-March 1, 2006, age and service for Rule of 90 eligibility.

The normal form of benefit payment is a monthly annuity. Except for payments having a lump sum present value of $100,000 or less under the qualified plan, no involuntary lump sum payments are permitted. Various forms of annuity payments

56	AWI 2023 Proxy Statement

PENSION BENEFITS (CONTINUED)

(including life, joint and survivor, period certain and level income options) are available under the pension plans. The annuity payments for these options are determined by actuarially adjusting the life annuity pension amount for the selected form of payment.

The formula for the regular life annuity pension benefit for salaried employees under the RIP is based on the following factors:

•	the participant’s Average Final Compensation (the “AFC”) which is the average of the three highest years of eligible compensation (base salary plus annual incentive) during the last ten years of employment ending with 2017;

•	the participant’s number of years of Total Service (credited years of employment with the Company) used to calculate the pension amount; and

•	the participant’s Adjusted Covered Compensation (the “ACC”), which is a percentage of the average Social Security tax base for the 35-year period ending with the year the participant will qualify for an unreduced Social Security pension benefit.

The unreduced annual life annuity pension is the sum of the following four calculations, each of which may not be less than zero:

1.	AFC x 0.009 x Total Service to a maximum of 35 years; plus

2.	(AFC – ACC) x 0.005 x Total Service to 35 years; plus

3.	(AFC – 2 x ACC) x 0.0015 x Total Service to 35 years; plus
4.	AFC x 0.012 x Total Service over 35 years.

To the extent the participant is eligible for an EPA pension benefit that can be paid from the RIP, all the allowable portion of the calculated EPA annuity will be added to the regular pension amount. EPA annuity amounts that cannot be paid from the qualified plan are forfeited.

Special provisions apply if the qualified pension plan is terminated within five years following an Extraordinary Event, as this term is defined in the RIP. Upon the occurrence of such an event, plan liabilities would first be satisfied, and then remaining plan assets would be applied to increase retirement income to employees. The amount of the increase is based on the assumption that the employee would have continued employment with Armstrong until retirement. Ms. Romano would be entitled to this benefit under these circumstances.

The assumptions used to calculate the actuarial present values shown in the table above are as follows:

•	Discount rated used to value benefit obligations equals 2.72%;

•	PRI2012 Projected from 2012 with MP2021;

•	EPA interest rate of 1.62%;

•	1994 GAR (RR2001-62) Mortality Table for EPA annuity conversion; and

•	Retirement at age 65 or Rule of 90 eligibility, as specified.

AWI 2023 Proxy Statement	57

NONQUALIFIED DEFERRED COMPENSATION

The table below shows the executive contributions, earnings and account balances for each NEO who participates in the NQDCP.

Name	Executive Contributions in 2022 ($)(1)	Registrant Contributions in 2022 ($)(2)	Aggregate Earnings in 2022 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2022 ($)

Victor D. Grizzle	153,783	115,337	(290,038)	—	1,599,297

Christopher P. Calzaretta	—	—	—	—	—

Mark A. Hershey	48,947	36,710	(141,908)	—	959,887

Austin K. So	32,188	7,725	245	—	40,158

Ellen R. Romano	24,621	18,466	(37,124)	—	191,978

Brian L. MacNeal	—	—	(97,772)	—	366,148

(1)	The amount in this column is also reported as either Salary or Non-Equity Incentive Plan Compensation in the SCT.
(2)	The amount in this column is also reported in the All Other Compensation column of the SCT.

The table below reflects amounts reported in the aggregate balance at last fiscal year end that were previously reported as compensation to the NEO in the SCT for previous years.

Name	Amount Previously Reported ($)

Victor D. Grizzle	1,126,315

Christopher P. Calzaretta	—

Mark A. Hershey	558,168

Austin K. So	—

Ellen R. Romano	136,359

Brian L. MacNeal	225,564

All salaried employees, including the NEOs, are eligible to participate in a 401(k) savings plan. We match 100% on the first 4% of employee contributions and 50% on the next 4% of employee contributions.

The NQDCP was established to provide benefits similar to the 401(k) plan as it applies to eligible employees whose eligible earnings (base salary plus annual incentive) exceed 12.5 times the Internal Revenue Code 402(g) elective deferral limit in effect for the plan year. A participant may elect to defer up to 25% of eligible base salary earnings and up to 25% of eligible annual incentive earnings. The Company matching contribution will be the same as that provided under the 401(k) savings plan with the Company match. Participants may transfer account balances between any of the applicable plans’ available investment options.

Under the NQDCP, participants become 100% vested in the Company match account after completing three years of continuous employment having worked at least 1,000 hours in each year.

Under the NQDCP, except in the case of an unforeseeable emergency or having reached age 70, no in-service distributions are permitted. Participants can elect to receive plan benefits as a single lump sum or in 120 monthly installments commencing after the date of the participant’s termination of employment. All elections must comply with the Internal Revenue Code requirements. If the total account value is less than $10,000, the entire account balance will be paid as a single sum at the time of termination. In the event of a participant’s death, any remaining payments shall be paid to the participant’s designated beneficiary or estate.

Under the NQDCP, the Company reserves the right to cause the participant to forfeit or require repayment of the Company match benefits where the participant is discharged for willful, deliberate, or gross misconduct or where the participant has engaged in conduct that is injurious to the Company.

58	AWI 2023 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below summarize the estimated value of the potential payments and benefits under the Company’s plans and arrangements to which each NEO would be entitled upon termination of employment under the circumstances indicated. Except for the continuation of health and welfare benefits and outplacement support, amounts would be paid as a lump sum at termination. The amounts shown assume that such termination was effective December 31, 2022. Mr. MacNeal retired in September 2022 and was not eligible for any potential payments and benefits at December 31, 2022.

The “Change in Control” column assumes that there is no limitation on payments under the “best net” provision in each CIC agreement relating to tax under Section 4999 of the Internal Revenue Code. Amounts in the “Change in Control” column are “double trigger” payments and are therefore applicable only in the event both a CIC event and either an involuntary (without cause) termination or a termination for Good Reason under the CIC agreement occur. The PSUs are valued at target for purposes of the tables below.

Victor D. Grizzle

	Reason for Termination

Program Element	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control

Cash Severance	—	—	$3,708,001	$3,708,001	$4,635,001

Health & Welfare Benefit Continuation	—	—	—	—	40,635

Outplacement Support	—	—	30,000	30,000	30,000

Pro-rated Bonus	—	—	927,000	927,000	927,000

Accelerated Long-Term Incentives

Performance Shares	—	—	—	—	8,364,619

Total	—	—	$4,665,001	$4,665,001	$13,997,255

Christopher P. Calzaretta

	Reason for Termination

Program Element	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control

Cash Severance	—	—	$1,020,000	$1,020,000	$1,360,001

Health & Welfare Benefit Continuation	—	—	—	—	42,103

Outplacement Support	—	—	30,000	30,000	30,000

Pro-rated Bonus	—	—	255,000	255,000	255,000

Accelerated Long-Term Incentives

Performance Shares	—	—	—	—	416,753

Time-Based Shares	—	—	—	—	74,626

Total	—	—	$1,305,000	$1,305,000	$2,178,483

AWI 2023 Proxy Statement	59

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (CONTINUED)

Mark A. Hershey

	Reason for Termination

Program Element	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control

Cash Severance	—	—	$1,249,500	$1,249,500	$1,666,000

Health & Welfare Benefit Continuation	—	—	—	—	55,576

Outplacement Support	—	—	30,000	30,000	30,000

Pro-rated Bonus	—	—	343,000	343,000	343,000

Accelerated Long-Term Incentives

Performance Shares	—	—	—	—	1,684,365

Time-Based Shares	—	—	—	—	272,439

Total	—	—	$1,622,500	$1,622,500	$4,051,380

Austin K. So

	Reason for Termination

Program Element	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control

Cash Severance	—	—	$976,500	$976,500	$1,302,000

Health & Welfare Benefit Continuation	—	—	—	—	47,734

Outplacement Support	—	—	30,000	30,000	30,000

Pro-rated Bonus	—	—	231,000	231,000	231,000

Accelerated Long-Term Incentives

Performance Shares	—	—	—	—	389,042

Time-Based Shares	—	—	—	—	260,985

Total	—	—	$1,237,500	$1,237,500	$2,260,761

Ellen R. Romano(1)

	Reason for Termination

Program Element	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control

Cash Severance	—	—	$862,970	$862,970	$1,150,627

Health & Welfare Benefit Continuation	—	—	—	—	30,168

Outplacement Support	—	—	30,000	30,000	30,000

Pro-rated Bonus	—	—	204,144	204,144	204,144

Accelerated Long-Term Incentives

Performance Shares	—	—	—	—	748,454

Time-Based Shares	—	—	—	—	171,544

Total	—	—	$1,097,114	$1,097,114	$2,334,937

(1)

While Ms. Romano was employed by us on December 31, 2022, as previously announced, Ms. Romano retired from the Company in April 2023. As such, Ms. Romano is no longer entitled to any of the above-listed potential payments.

60	AWI 2023 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (CONTINUED)

Resignation or Involuntary Termination for Cause

No incremental benefits are provided to any of the NEOs in the event of a voluntary resignation or an involuntary termination for Cause. Cause is defined as (i) the willful and continued failure by the executive to substantially perform the executive’s duties after a written demand for substantial performance is delivered to the executive by the Board, (ii) the willful engaging by the executive in conduct, which is demonstrably and materially injurious to the Company, or (iii) the executive’s conviction of any felony.

Involuntary Termination without Cause in the absence of CIC

In the event of a qualifying involuntary termination, all salaried employees are eligible for continuation of health care and life insurance benefits at active employee premium contributions for a period of six months unless the employee is eligible for and elects retiree health care coverage. In addition, senior executives, including the NEOs, are eligible for twelve months of executive outplacement support provided by an outside service provider.

Pursuant to the individual severance agreements, and upon the execution of a release of claims, Messrs. Grizzle, Calzaretta, Hershey and So are entitled to severance upon a termination by the Company without cause or Good Reason (as defined below) in an amount equal to one and one-half times (two times for Mr. Grizzle) their then current annual base salary plus target annual incentive under the Company’s AIP program, payable in a lump sum, and a pro-rated annual incentive bonus based on actual performance for the year of termination, payable at the time that bonuses are paid to employees of the Company

For purposes of the severance agreements, Good Reason is generally defined to mean: (i) a material diminution in authority, duties, or responsibilities or the assignment of duties or responsibilities that are materially inconsistent with those currently in effect; (ii) a 10% reduction of base salary, except for across-the-board salary reductions similarly affecting all senior executive officers of the Company; (iii) the relocation of principal place of employment to a location more than 50 miles from his or her current principal place of employment; (iv) a material breach by the Company of its obligations under the severance agreement; or (v) failure of the Company to obtain assumption and agreement by a successor of the Company to be bound by the severance agreement.

Information in the tables above assumes that any termination was effective December 31, 2022, and is based on the program parameters in effect as of December 31, 2022 as outlined above.

Qualifying Involuntary Termination Following a Change in Control

Under each executive’s severance agreement, the executive is entitled to receive severance payments upon involuntary termination without cause or termination for Good Reason within two years following a CIC, or within six months preceding a CIC if the termination is in connection with a potential CIC. Termination for Good Reason is defined in each executive’s individual CIC agreement and includes any one of the following events following a CIC:

(i)

the assignment to the executive of any duties inconsistent with the executive’s status as an executive officer of the Company or a substantial adverse alteration in the nature or status of the executive’s responsibilities, including diminution as a result of the Company no longer being a publicly traded corporation following the CIC;

(ii)	a reduction by the Company in the executive’s annual base salary;

(iii)	relocation of the executive’s principal place of employment to a location more than 50 miles from the principal place of employment immediately before the CIC;

(iv)	failure by the Company to pay to the executive any portion of the executive’s current compensation; or

(v)

failure by the Company to continue in effect any compensation or benefit plan in which the executive participates immediately prior to a CIC which is material to the executive’s total compensation unless an equitable arrangement has been made.

AWI 2023 Proxy Statement	61

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (CONTINUED)

CIC Arrangements – Key Terms

We will not provide tax gross ups under Sections 280G and 4999 of the Internal Revenue Code to any of our officers. Set forth below are certain key terms of the CIC agreements:

Term of Agreement	Fixed one-year term that automatically renews for an additional year unless notice is given at least 90 days prior to the anniversary of intent not to renew; term automatically continues for two years if the CIC occurs during term

Severance Benefits	2.5 times base salary plus target AIP for Mr. Grizzle, two times base salary plus target AIP for Messrs. Calzaretta, Hershey, and So

Pro rata AIP	Prorated target AIP bonus for year of termination

Accelerated Equity Vesting	Double trigger accelerated vesting (requires a CIC and qualifying termination of employment) for stock options, RSUs, PSUs and other equity grants to vest if assumed by the acquirer; the Compensation Committee may cash out equity grants if not assumed by the acquirer

280G Taxation	Any amounts paid under the CIC agreement will be reduced to the maximum amount that can be paid without being excess parachute payments under Internal Revenue Code Section 280G and that are subject to the excise tax imposed under Internal Revenue Code Section 4999, but only if the after-tax benefit of the reduced amount is higher than the after-tax benefit of the unreduced amount

“Change in Control” (CIC) generally means the occurrence of one of the following events:

(I)

any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities, excluding any person who becomes such a beneficial owner in connection with a transaction described in clause (i) of paragraph (III) below; or

(II)

the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Company’s board of directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Company’s board of directors or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(III)

there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation immediately following which the individuals who comprise the Company’s board of directors immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities; or

62	AWI 2023 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (CONTINUED)

(IV)

the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets, other than a sale or disposition by the Company of all or substantially all the Company’s assets immediately following which the individuals who comprise the board of directors of the Company immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or any parent thereof.

AWI 2023 Proxy Statement	63

SECURITIES AUTHORIZED FOR ISSUANCE UNDER

EQUITY COMPENSATION PLANS

Securities authorized for issuance under equity compensation plans as of December 31, 2022.

	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future Issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	533,300(1)	$47.35(2)	2,756,352(3)

Equity compensation plans not approved by security holders	50,700(4)	Not Applicable	6,921(5)

Totals	584,000	$47.35(2)	2,763,273

(1)	Includes RSUs, PSUs and stock options to purchase our shares of Common Stock granted under the Company’s 2022 ECIP, 2016 LTIP and the 2008 and 2016 Directors Stock Unit Plans.
(2)	Represents the weighted-average exercise price of the outstanding stock options only; the outstanding RSUs and PSUs are not included in this calculation.
(3)

Reflects shares available pursuant to the issuance of stock options, RSUs, PSUs, or other stock-based awards under the 2022 ECIP and the 2016 Director Stock Unit Plans. The aggregate number of shares of Common Stock reserved for the grant or settlement of awards under the 2022 ECIP (Share Limit) is 3,619,268, subject to adjustment as provided therein. With respect to awards granted on or after June 16, 2022, the number of shares of Common Stock reserved for award and issuance under this plan is reduced on a one-for-one basis for each Common Share subject to a Stock Option or Stock Appreciation Right and is reduced by a fixed ratio of 1.6 shares of Common Stock for each Common Share subject to a Restricted Stock Award or Stock Unit granted under the 2022 ECIP.

(4)

Represents the Restricted Stock Awards (“RSAs”) issued to the sellers of Arktura as of the acquisition date under the Arktura Equity Interest Purchase Agreement entered into as of November 19, 2020, and the Company’s 2020 Inducement RSAs to certain employees of Arktura following acquisition under a Registration Statement on Form S-8. We reissued treasury shares to grant all the RSAs associated with the Arktura acquisition.

(5)

Reflects shares available pursuant to the issuance of RSAs under the 2020 Inducement Award Plan under a Registration Statement on Form S-8. The 2020 Inducement Award Plan authorizes us to issue stock options, stock appreciation rights, restricted stock awards and stock units to key employees and expires on December 14, 2030, after which time no further awards may be made. The 2020 Inducement Award Plan authorizes us to issue up to 19,000 shares of Common Stock. As of December 31, 2022, 6,921 shares were available for future grants under the 2020 Inducement Award Plan.

64	AWI 2023 Proxy Statement

PAY VERSUS PERFORMANCE

Pay Versus Performance
The following table shows the total compensation for our CEO for the past three fiscal years as set forth in the Summary Compensation Table, the “compensation actually paid” to our CEO and, o
n an average basis our other NEOs (in each case, as determined under SEC rules), our TSR, the TSR of our peer group over the same period, our net income
(los
s), and the financial performance measure that we have selected for compensatory purposes, EBITDA. See “Compensation Discussion and Analysis” for information regarding the Company’s pay-for-performance
philosophy and how the Company aligns executive compensation with the Company’s performance.

					Value of $100 Investment Based on

Year	Summary Compensation Table for CEO (1)	Compensation Actually Paid CEO (2)	Average Summary Compensation Table Total for other NEOs (3)	Average Compensation Actually Paid for NEOs (4)	TSR (5)	Peer Group TSR (6)	Net Income (loss) $ in millions (7)	Company Selected Measure: EBITDA $ in millions (8)

2022	6,274,658	(9,191,709)	1,519,954	342,164	75.18	114.00	202.9	385
2021	6,830,772	19,752,199	1,497,830	2,878,943	126.07	169.00	183.2	372

2020	5,073,042	(7,730,792)	1,207,543	(387,858)	80.05	122.00	(99.1)	330
(1)	Mr. Grizzle was the CEO for each of 2020, 2021 and 2022.
(2)
SEC rules require certain adjustments be made to the Summary Compensation Table totals to determine “compensation actually paid” as reported in the Pay versus Performance Table. “Compensation actually paid” does not necessarily represent cash and/or equity value transferred to our CEO without restriction, but rather is a value calculated under applicable SEC rules. In general, “compensation actually paid” is calculated as Summary Compensation Table total compensation adjusted to include the fair market value of equity awards as of December 31 of the applicable year or, if earlier, the vesting date (rather than the grant date) and certain adjustments in the values of pensions. Compensation actually paid generally fluctuates due to stock price achievement and varying levels of projected and actual achievement of performance goals (as reflected in the significant decrease to 2020 and 2022 compensation actually paid). For information regarding the decisions made by our MDCC in regard to the CEOs compensation for each fiscal year, please see the “Compensation Discussion and Analysis” sections in this proxy statement and in the proxy statement for our annual meeting of shareholders for 2020 and 2021.

Year	2022	2021	2020
CEO
SCT Total Compensation	6,274,658	6,830,772	5,073,042
Less: Stock Award Values Reported in SCT for the Covered Year ($)	(4,433,797)	(4,442,344)	(3,539,454)
Plus: Fair Value for Stock Awards Granted in the Covered Year ($)	1,376,041	7,261,925	1,030,646
Change in Fair Value of Outstanding Unvested Stock Awards from Prior Years ($)	(8,646,831)	6,754,468	(8,114,358)
Change in Fair Value of Stock Awards from Prior Years that Vested in the Covered Years ($)	(3,761,780)	3,347,378	(2,180,668)
Less: Fair Value of Stock Awards Forfeited during the Covered Year ($)	—	—	—
Company Actually Paid ($)	(9,191,709)	19,752,199	(7,730,792)

(3)	The following non-CEO named executive officers are included in the average figures shown
a.	2022: Christopher Calzaretta, Mark Hershey, Austin So and Ellen Romano
b.	2021: Brian MacNeal, Charles Chiappone, Mark Hershey, and Ellen Romano
c.	2020: Brian MacNeal, Charles Chiappone, Mark Hershey, and Ellen Romano

AWI 2023 Proxy Statement	65

PAY VERSUS PERFORMANCE
(CONTINUED)

(4)
Average “compensation actually paid” for our
non-CEO
NEOs in
each
of 2022, 2021 and 2020 reflects the adjustments to the Summary Compensation Table totals required by the SEC rules. For information regarding the decisions made by our MDCC in regard to the non-CEO
NEOs compensation for each fiscal year, please see the “Compensation Discussion and Analysis” in this proxy statement and in the proxy statement for our annual meeting of shareholders for 2020 and 2021.

Year	2022	2021	2020
Non-CEO NEOs
SCT Total Compensation	1,519,954	1,497,830	1,207,543
Less: Stock Award Values Reported in SCT for the Covered Year ($)	(884,408)	(631,405)	(489,702)
Plus: Fair Value for Stock Awards Granted in the Covered Year ($)	396,089	966,107	142,599
Change in Fair Value of Outstanding Unvested Stock Awards from Prior Years ($)	(601,087)	706,872	(807,863)
Change in Fair Value of Stock Awards from Prior Years that Vested in the Covered Years ($)	(88,384)	339,539	(312,079)
Less: Fair Value of Stock Awards Forfeited during the Covered Year ($)	—	—	—
Less: Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans ($)			(128,357)
Plus: Aggregate Service Cost and Prior Service Cost for Pension Plans ($)
Company Actually Paid ($)	342,164	2,878,943	(387,858)
(5)
For the relevant fiscal year, represents the cumulative total shareholder return (TSR) of Armstrong World Industries for the measurement periods ending on December 31 of each of 2022, 2021 and 2020, respectively, assuming $100 invested in our shares of Common Stock on December 31, 2019, and reinvestment of all dividends.

(6)
For the relevant fiscal year, represents the cumulative TSR of our peer group (“Peer Group TSR”) for the measurement periods ending on December 31 of each of 2022, 2021 and 2020, respectively, assuming $100 invested in shares of common stock of our Peer Group on December 31, 2019, and reinvestment of all dividends. The peer group is composed of the following companies: Allegion PLC, A.O. Smith Corporation, Apogee Enterprises, Inc., Acuity Brands, Inc., Masonite International Corp., Fortune Brands Home & Security, Inc., James Hardie Industries, Lennox International Inc., Masco Corporation, Mohawk Industries, Inc., Owens Corning, Sherwin-Williams Company, Simpson Manufacturing Co., Inc. and Interface, Inc.

(7)
Reflects “Net Income (Loss)” as reported in the company’s Consolidated Income Statements included in the Company’s Annual Reports on Form
10-K
for each of the years ended December 31, 2022, 2021 and 2020.

(8)
Company-selected Measure is EBITDA, which is operating income plus depreciation, amortization plus/minus non-cash
pension impact and plus/minus earnout/deferred purchase price accruals and certain acquisition-related charges, subject to certain exceptions and described more fully in “Compensation Discussion and Analysis” in this proxy statement.

Relationship
between Pay and Performance
. Below are
graphs
showing the
relationship
of “compensation actually paid” of our CEO and other NEO’s in 2020, 2021 and 2022 to (1) TSR of both Armstrong World Industries and Peer Group TSR, (2) our net income (loss) and (3) our EBITDA.
“
Compensation
actually paid” (“CAP”), as required under SEC rules, reflects adjusted values to unvested and vested equity awards during the years shown in the table based on year-end
stock prices, various accounting valuation assumptions, and projected performance modifiers but does not reflect actual amounts paid out for those awards. CAP generally fluctuates due to stock price achievement and varying levels of projected and actual achievement of performance goals (as reflected in the significant decrease to 2020 and 2022 CAP). For a discussion of how our Compensation Committee assessed
Armstrong World Industries performance and our named executive officers’ pay each year, see “Compensation Discussion and Analysis” in this proxy statement and i
n the
proxy
st
atement for 2020 and 2021.

66	AWI 2023 Proxy Statement

PAY VERSUS PERFORMANCE
(CONTINUED)

Most Important Financial Performance Measures
. Listed below are the financial
performance measure
s which in our assessment represent the most important financial performance measures we used to link compensation actually paid to our named executive officers, for 2022, to company performance.
a.	EBITDA
b.	Absolute Total Shareholder Return
c.	Free Cash Flow
d.	Revenue
e.	Mineral Fiber Volume Growth

AWI 2023 Proxy Statement	67

ADDITIONAL MEETING INFORMATION

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

This year we have again utilized the SEC rule allowing companies to furnish proxy materials to their shareholders over the Internet. We believe that this approach enables us to provide the materials to shareholders more quickly, while also reducing the impact of our annual meeting on the environment and the costs associated with printing and mailing.

How can I receive printed shareholder and proxy materials?

Please follow the instructions for “How to Access the Proxy Materials” on the one-page notice described above.

Who is soliciting my proxy?

The Board is soliciting your proxy in order to provide you with an opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend the meeting via the internet.

Who is entitled to vote?

Each holder of record of our shares of Common Stock, at the close of business on the record date, April 20, 2023 (“Record Date”), is entitled to one vote for each Common Share owned on each matter to be voted on. As of the Record Date, 45,118,873 shares of Common Stock were issued and outstanding and entitled to vote at the Annual Meeting.

What must I do to attend the meeting via the Internet?

You may attend and participate in the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/AWI2023 where you will be able to vote and submit questions during the meeting. Shareholders who use the control number that was furnished to them (either with the notice sent to them regarding the availability of these proxy materials or with their copy of these proxy materials) to log on to the meeting will be able to vote and submit questions during the meeting.

Why can’t I attend the meeting in person?

Our Board has opted, as with the 2022 annual meeting of shareholders, to hold a virtual-only annual meeting that affords shareholders the same rights and opportunities to participate in the virtual meeting as they would have at an in-person meeting. Hosting a virtual annual meeting provides easy access for our shareholders and facilitates participation since shareholders can participate from any location around the world at no cost to them.

How can I revoke my proxy?

Proxies are voted at the Annual Meeting. You may revoke your proxy at any time before it is voted, and your last vote is the vote that will be counted. If you are a shareholder of record on the Record Date and you returned a paper proxy card, you can write to the Corporate Secretary at our corporate offices, 2500 Columbia Avenue Lancaster, Pennsylvania 17603, stating that you wish to revoke your proxy and that you need another proxy card. If you submitted your proxy by the Internet or by telephone, you can vote again over the Internet or by telephone. If you hold your shares of Common Stock through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and following its procedure for revocation. If you are a shareholder of record on the Record Date and you attend the Annual Meeting in person via the Internet, you may revoke your proxy by voting electronically during the meeting. Your attendance via the Internet alone at the Annual Meeting will not of itself constitute a revocation of your proxy.

How many votes can be cast by all shareholders?

45,118,873 votes, consisting of one vote for each outstanding Common Share outstanding on the Record Date.

What is the quorum requirement for the Annual Meeting?

A quorum of the holders of the outstanding shares of Common Stock must be present for the Annual Meeting to be held. A “quorum” is the presence at the Annual Meeting, virtually or represented by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are

68	AWI 2023 Proxy Statement

ADDITIONAL MEETING INFORMATION (CONTINUED)

entitled to cast on a matter to be acted on at the Annual Meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker does not vote on a particular proposal because the broker does not have discretionary voting power with respect to the proposal and has not received voting instructions from the beneficial owner.

Under the rules of the NYSE, a broker will generally have discretionary voting power on “routine” matters, but cannot vote on “non-routine” matters. The election of directors, the advisory approval of executive compensation, and the advisory vote on the frequency of future shareholder advisory votes on our executive compensation program are non-routine matters. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2023 is a routine matter.

What if a quorum is not present at the Annual Meeting?

If the Annual Meeting cannot be organized because a quorum is not present, the shareholders present at the Annual Meeting will have the power, except as otherwise provided by statute, to adjourn the Annual Meeting to such time and place as they may determine. Those shareholders who attend the second of such adjourned meetings, even if less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.

What vote is required to elect directors at the Annual Meeting?

At the Annual Meeting, in connection with the election of directors, you will be entitled to cast one vote for each share held by you for each nominee. Votes may be cast “for” or “withheld” with respect to each nominee. Directors will be elected by a plurality of the votes cast at the Annual Meeting. A plurality means that the nominees with the largest number of votes cast “for” their election, up to the eight (8) directors to be chosen at the Annual Meeting, will be elected. Votes that are “withheld” will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. However, the Board has adopted a Policy on Majority Voting, pursuant to which, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for”

such election will within 10 business days following certification of the shareholder vote, tender his or her resignation to the Board. See “CORPORATE GOVERNANCE — Policy on Majority Voting in the Election of Directors.”

What vote is required to approve the other items at the Annual Meeting?

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2023 requires the affirmative vote of a majority of the votes present and entitled to vote at the meeting to be approved. The advisory approval of executive compensation requires the affirmative vote of a majority of the votes present and entitled to vote at the meeting to be approved. With respect to the advisory vote on the frequency of future shareholder advisory votes on our executive compensation program, because this proposal has three choices, it is possible that no choice will receive a majority of the votes present and entitled to vote at the meeting. In such a situation, our Board would consider the choice that receives the highest number of votes as the choice supported by our shareholders. Any other matters that may be acted upon at the Annual Meeting will be determined by the affirmative vote of the holders of a majority of our shares of Common Stock represented via the Internet, or by proxy at the Annual Meeting and entitled to vote on the matter.

How are votes, abstentions and broker non-votes counted?

Broker non-votes will be included in determining whether a quorum is present but will have no effect on the outcome of the matters to be voted upon at the Annual Meeting, including in connection with the election of directors. Abstentions are not considered a vote cast under Pennsylvania law. Under our Bylaws, however, other than in connection with the election of directors, abstentions will have the effect of a negative vote with respect to matters to be voted upon at the Annual Meeting.

Who will count the votes and how much does it cost the Company?

We have engaged Broadridge Investor Communications Solutions, Inc. to tabulate the proxy votes and any votes cast at the meeting for a fee of approximately $85,000 plus reasonable expenses.

AWI 2023 Proxy Statement	69

ADDITIONAL MEETING INFORMATION (CONTINUED)

What does it mean if I receive more than one proxy card or voting instructions?

It means that you have multiple accounts in which you own our shares of Common Stock. Please vote all proxy cards/voting instructions from the Company to ensure that all your shares of Common Stock are voted. However, you may want to contact your broker, bank or the Company’s transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is AST. All communications concerning shares of Common Stock you hold in your name, including address changes, name changes, requests to transfer and similar issues, can be handled by contacting AST at American Stock Transfer & Trust Company, LLC, 6201 15th Avenue Brooklyn, NY 11219; or by email to info@amstock.com; or by phone (1-800-937-5449).

What should we do if multiple shareholders reside in our household, and we wish to change the copies of proxy materials that we receive?

Some banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that, unless we have received contrary instructions from such bank, broker, broker-dealer or similar organization, only one copy of this proxy statement and the annual report may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report for other shareholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to the attention of Investor Relations, 2500 Columbia Avenue, Lancaster, Pennsylvania 17603, or via telephone to the Investor Relations department at 717-396-6354, we will promptly provide separate copies of the annual report and/or this proxy statement. Shareholders sharing an address who are receiving multiple copies of this proxy statement or annual report and who wish to receive a single copy of such materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Who may solicit proxies on the Company’s behalf?

Our directors, officers and employees may solicit proxies from our shareholders. These persons will not receive any additional compensation for these services. We will request that the Notice of Annual Meeting, this proxy statement, the proxy card, and related materials (if any), be forwarded to beneficial owners by banks, brokers and other persons for their reasonable out-of-pocket expenses in handling these materials. We will bear the costs of preparing, assembling and mailing the proxy materials and expect to reimburse such beneficial owners for all such solicitations.

OTHER BUSINESS

The Board knows of no matters other than the foregoing to come before the meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in their discretion with respect to such other matters.

70	AWI 2023 Proxy Statement

SUBMISSION OF SHAREHOLDER PROPOSALS

In order to submit shareholder proposals for the 2024 annual meeting for inclusion in the Company’s 2024 proxy statement pursuant to SEC Rule 14a-8, materials must be received by the Corporate Secretary at the Company’s corporate offices in Lancaster, Pennsylvania, no later than January 2, 2024.

The proposals must comply with all of the requirements of SEC Rule 14a-8. Proposals should be addressed to: Corporate Secretary, 2500 Columbia Avenue, Lancaster, Pennsylvania 17603. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

The Bylaws also establish an advance notice procedure with regard to director nominations and shareholder proposals that are not submitted for inclusion in the proxy statement, but that a shareholder instead wishes to present directly at an annual meeting. To be properly brought before the 2024 annual meeting, a notice of the nomination or the matter the shareholder wishes to present at the meeting must be delivered to the Corporate Secretary at the Company’s corporate offices in Lancaster (see above), not later than 90 days nor earlier than 120 days prior to the first anniversary of the date of this annual meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of the Bylaws (and not pursuant to SEC Rule 14a-8) must be received no earlier than February 16, 2024 and no later than March 17, 2024. Under our Articles of Incorporation and Bylaws, notice of a shareholder’s intent to solicit proxies in support of candidates nominated by such shareholder in satisfaction of Rule 14a-19 follows the same deadlines and must be included within such shareholder’s notice of nomination. All director nominations and shareholder proposals must comply with the requirements of our Bylaws, a copy of which may be obtained at no cost from the Corporate Secretary.

In either case, if the date of our 2024 annual meeting is more than 30 calendar days before or after the first anniversary of this annual meeting, your proposal must be received by the Corporate Secretary by close of business on the fifteenth day following the day we publicly announce the date of the 2024 annual meeting.

Any shareholder proposals not received by such applicable dates will be considered untimely and, if presented at the 2024 annual meeting, the proxy holders will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by Exchange Act Rule 14a-4(c).

ANNUAL REPORT ON FORM 10-K

Our Annual Report to Shareholders, including financial statements, is being furnished simultaneously with this proxy statement to all shareholders of record as of the Record Date. A copy of our Annual Report and Form 10-K for the year ended December 31, 2022, including financial statements, but excluding the financial statement schedules and most exhibits, will be provided without charge to shareholders upon written request to: Armstrong World Industries, Inc.,

Investor Relations, P.O. Box 3001, Lancaster, PA 17604. Our Annual Report is also available at www.proxyvote.com, or www.armstrongceilings.com – Investors – SEC Filings – 10-K. The Form 10-K will include a list of exhibits to the Form 10-K. Copies of exhibits will be furnished to shareholders upon written request and upon our receipt of payment of reproduction and mailing expenses.

AWI 2023 Proxy Statement	71

INCORPORATION BY REFERENCE

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

SHAREHOLDER LIST

A list of shareholders entitled to vote at the Annual Meeting will be available for examination by shareholders at the Annual Meeting through the website portal for shareholders (see Additional Meeting Information section above).

.

72	AWI 2023 Proxy Statement

ANNEX A to Armstrong World Industries, Inc. 2022 Proxy Statement

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of restructuring charges and related costs, impairments, the non-cash impact of the U.S. pension plan and certain other gains and losses. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies. Dollars are in millions unless otherwise indicated.

Adjusted EBITDA
	2022	2021	2020
Net earnings (loss), Reported	$203	$183	$(99)
(Less): Net earnings (loss) from discontinued operations	3	(2)	(15)
Earnings from Continuing operations before income taxes, Reported	$200	$185	$(84)
Add: Income tax expense (benefit)	58	57	(43)
Earnings (loss) from Continuing operations before income taxes, Reported	$258	$243	$(127)
Add: Interest/other income and expense, net	21	17	382
Operating Income, Reported	$279	$260	$255

Add: RIP expense(1)	4	5	6
Add: Acquisition-related impacts(2)	19	10	3
(Less): Environmental recoveries	—	—	(6)
(Less): Gain on sale of idled China plant facility	—	—	(21)
Add: Charitable contribution – AWI Foundation(3)	—	—	10
Operating Income, Adjusted	$301	$275	$246
Add: Depreciation	68	63	64
Add: Amortization	16	34	21
Adjusted EBITDA	$385	$372	$330

(1)	RIP expense represents only the plan service cost that is recorded within Operating Income. For all periods presented, we were not required to and did not make cash contributions to our RIP.
(2)

Represents the impact of acquisition-related adjustments for the fair value of acquired inventory and deferred revenue, changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

(3)	Donation to the AWI Foundation.

AWI 2023 Proxy Statement	1

Adjusted Free Cash Flow

	2022	2021
Net cash provided by operating activities	$182	$187
Net cash provided by (used for) investing activities	28	(14)
Net cash provided by operating and investing activities	$211	$173
Add: Acquisitions, net	3	1
Add/(Less): Net environmental expenses	1	(1)
Add: Contingent consideration in excess of acquisition-date fair values(1)	2	—
Add: Arktura deferred compensation(2)	5	5
Add: Payments related to sale of international, net	—	12
Adjusted Free Cash Flow	$221	$190

(1)	Contingent consideration payments related to 2020 acquisitions recorded as a component of net cash provided by operating activities.
(2)	Contingent compensation payments related to the acquisition.

2	AWI 2023 Proxy Statement

ANASTRONG WORLD NOUSTRIES, NC AUSTIN K. SO 2500 COLUMEA AVENUE LANCASTER, PA 17633 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting-Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information Vote by 11:59 PM. ET on June 14, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Mooting-Go to www.tualshareholder meeting.com/AW12023 You may attend the meeting via the intemet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE-1-800-690-603 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 PM. ET on June 14, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way Edgewood, NY 11717. The deadline for our receipt of proses submitted by mail or by express delivery services for voting is 3:00 PM, local time, on June 14, 2023. ARMSTRONG WORLD INDUSTRIES, INC. VI 3929-P93074 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: Election of Directors For Withhold For All All All Except 1. oo o Nominees: 01) Victor D. Grizzle 05) William H. Osbome 02) Richard D. Holder 06) Wayne R. Shurts 03) Barbara L. Loughran 04) James C. Melville 07) Roy W. Templin 08) Cherryl T. Thomas To withhold authority to vote for any individual nominees), mark “For All Except and write the number(s) of the nominee) on the line below. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR proposals 2 and 3. To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2023. 2. 3. To approve, on an advisory basis, our executive compensation program. For Against Abstain The Board of Directors recommends you vote 1 YEAR on proposal 4. 4. To approve, on an advisory basis, the frequency with which shareholders will be presented with a non-binding proposal to approve the compensation of our named executive officers. 1 Year 2 Years 3 Years Abstain NOTE: Such other business as may property come before the meeting or any adjournment thereof. In their discretion, the proxy holders are authorized to vote such other business as may properly come before the meeting or any postponement or adjournment thereof. Please sign exactly as your name(s) appears) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com. V13930-P93074 ARMSTRONG WORLD INDUSTRIES, INC. Annual Meeting of Shareholders June 15, 2023 11:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Victor D. Grizzle and Roy W. Templin as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all of the Common Shares of Armstrong World Industries, Inc. held of record by the undersigned on April 20, 2023, at the Annual Meeting of Shareholders to be held on June 15, 2023 at 11:00 AM, or any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side